Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of September 22, 2011

among

WESTERN REFINING, INC.,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender, and L/C Issuer

and

The Lenders Party Hereto

-------------------------------
WELLS FARGO BANK, N.A.,
as Syndication Agent

THE ROYAL BANK OF SCOTLAND PLC,
SUNTRUST BANK
and
REGIONS BUSINESS CAPITAL,
as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section	Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	36
1.03	Accounting Terms	37
1.04	Rounding	38
1.05	Times of Day	38
1.06	Letter of Credit Amounts	38

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		38
2.01	Committed Loans	38
2.02	Borrowings, Conversions and Continuations of Committed Loans	39
2.03	Letters of Credit	40
2.04	Swing Line Loans	48
2.05	Prepayments	50
2.06	Termination or Reduction of Commitments	51
2.07	Repayment of Loans	51
2.08	Interest	51
2.09	Fees	52
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	52
2.11	Evidence of Debt	53
2.12	Payments Generally; Administrative Agent’s Clawback	54
2.13	Sharing of Payments by Lenders	55
2.14	Borrowing Base Determinations; Mandatory Prepayments of Loans	56
2.15	Security	57
2.16	Increase in Commitments	57
2.17	Overadvances	58
2.18	Protective Advances	58
2.19	Settlement	59
2.20	Cash Collateral	59
2.21	Defaulting Lenders	60

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		62
3.01	Taxes	62
3.02	Illegality	64
3.03	Inability to Determine Rates	64
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	65
3.05	Compensation for Losses	66
3.06	Mitigation Obligations; Replacement of Lenders	66
3.07	Survival	67

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		67
4.01	Conditions to Initial Credit Extension	67
4.02	Conditions to all Credit Extensions	69

ARTICLE V. REPRESENTATIONS AND WARRANTIES		70
5.01	Existence, Qualification and Power; Compliance with Laws	70
5.02	Authorization; No Contravention	70

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5.03	Governmental Authorization; Other Consents	70
5.04	Binding Effect	70
5.05	Financial Statements; No Material Adverse Effect	70
5.06	Litigation	71
5.07	No Default	71
5.08	Ownership of Property; Liens	71
5.09	Environmental Compliance	71
5.10	Insurance	71
5.11	Taxes	72
5.12	ERISA Compliance	72
5.13	Subsidiaries; Equity Interests	72
5.14	Margin Regulations; Investment Company Act	73
5.15	Disclosure	73
5.16	Compliance with Laws	73
5.17	Intellectual Property; Licenses, etc.	73
5.18	Solvency	73
5.19	Collateral Documents	73
5.20	Common Enterprise	74

ARTICLE VI. AFFIRMATIVE COVENANTS		74
6.01	Financial Statements	74
6.02	Certificates; Other Information	76
6.03	Notices	78
6.04	Payment of Obligations	79
6.05	Preservation of Existence, etc.	79
6.06	Maintenance of Properties	80
6.07	Maintenance of Insurance	80
6.08	Compliance with Laws and Contractual Obligations	81
6.09	Books and Records	81
6.10	Inspection Rights; Field Audits and Other Reports.	81
6.11	Use of Proceeds	83
6.12	Guarantors; Additional Security Agreements.	83
6.13	Landlord and Storage Agreements	85
6.14	Dominion Accounts.	85
6.15	Further Assurances	86
6.16	Post-Closing Actions	86

ARTICLE VII. NEGATIVE COVENANTS		86
7.01	Liens	86
7.02	Investments	88
7.03	Indebtedness	90
7.04	Fundamental Changes	92
7.05	Dispositions.	92
7.06	Restricted Payments	94
7.07	Change in Nature of Business	95
7.08	Transactions with Affiliates	95
7.09	Burdensome Agreements	95
7.10	Use of Proceeds	95
7.11	Consolidated Fixed Charge Coverage Ratio	96
7.12	Prepayment of Certain Other Indebtedness	96
7.13	Amendments to Term Loan and Note Documents	97

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7.14	Covenants Relating to MLP Subsidiaries	97
7.15	Certain Undertakings Relating to the Separateness of the MLP and the MLP Subsidiaries.	97

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		98
8.01	Events of Default	98
8.02	Remedies Upon Event of Default	101
8.03	Application of Funds	101
8.04	Erroneous Application	102

ARTICLE IX. ADMINISTRATIVE AGENT		103
9.01	Appointment and Authority	103
9.02	Rights as a Lender	103
9.03	Exculpatory Provisions	104
9.04	Reliance by Administrative Agent	104
9.05	Delegation of Duties	105
9.06	Resignation of Administrative Agent	105
9.07	Non-Reliance on Administrative Agent and Other Lenders	105
9.08	No Other Duties, etc.	106
9.09	Administrative Agent May File Proofs of Claim	106
9.10	Collateral and Guaranty Matters.	106
9.11	Reports	108
9.12	Bank Product Debt	108

ARTICLE X. MISCELLANEOUS		109
10.01	Amendments, etc.	109
10.02	Notices; Effectiveness; Electronic Communication.	110
10.03	No Waiver; Cumulative Remedies	112
10.04	Expenses; Indemnity; Damage Waiver.	112
10.05	Payments Set Aside	114
10.06	Successors and Assigns.	114
10.07	Treatment of Certain Information; Confidentiality	118
10.08	Right of Setoff	118
10.09	Interest Rate Limitation	119
10.10	Counterparts; Integration; Effectiveness	119
10.11	Survival of Representations and Warranties	119
10.12	Severability	120
10.13	Replacement of Lenders	120
10.14	Governing Law; Jurisdiction; etc.	120
10.15	Waiver of Jury Trial	121
10.16	No Advisory or Fiduciary Responsibility	121
10.17	USA Patriot Act Notice	122
10.18	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	122
10.19	Release of Liens on Term Priority Collateral	123
10.20	Ratification of Loan Documents.	123
10.21	ENTIRE AGREEMENT	123

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SCHEDULES

1.01A	Methods of Calculating Market Value of Inventory
1.01B	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.06	Certain Litigation
5.13	Subsidiaries and Other Equity Interests
6.16	Post-Closing Actions
7.01	Existing Liens
7.02	Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice
A-2	Swing Line Loan Notice
B	Note
C-1	Annual/Quarterly Compliance Certificate
C-2	Monthly Compliance Certificate
D	Assignment and Assumption
E-1	Borrowing Base Report
E-2	Responsible Officer’s Certificate (Secured Charges)

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AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is entered into as of September 22, 2011, among WESTERN REFINING, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders,” and each individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (as defined below), Swing Line Lender (as defined below), L/C Issuer (as defined below) and a Lender.

R E C I T A L S:

The Borrower entered into that certain Revolving Credit Agreement dated as of May 31, 2007, as amended by that certain First Amendment dated as of June 30, 2008, that certain Second Amendment dated as of May 29, 2009, that certain Third Amendment dated as of November 24, 2009, that certain Fourth Amendment dated as of February 18, 2010 and that certain Fifth Amendment dated as of December 23, 2010 (as amended, the “Existing Revolving Credit Agreement”) with the Administrative Agent and the lenders named therein, pursuant to which such lenders provided a revolving credit facility to the Borrower.  The Borrower has requested that the Administrative Agent and the Lenders amend and restate the Existing Revolving Credit Agreement to, among other things, increase the aggregate principal amount of the commitments, adjust the interest rates and extend the maturity date, and the Administrative Agent and the Lenders have agreed to such amendment and restatement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Revolving Credit Agreement is hereby amended and restated in its entirety, and do hereby further agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement (as defined below), the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions resulting in, directly or indirectly, (a) the purchase or other acquisition (in one transaction or a series of transactions) of a material asset of another Person such as a Refinery, or assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, or (b) the acquisition of all of the Equity Interests of a Person.

“Act” has the meaning specified in Section 10.17.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time provide to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the aggregate Commitments of the Lenders.  As of the Closing Date, the Aggregate Commitments are $1,000,000,000.

“Agreement” means this Amended and Restated Revolving Credit Agreement, as the same may hereafter be renewed, extended, amended or restated from time to time.

“Albuquerque Terminal” means the refined products terminal and associated facilities owned and operated by Western Refining Terminals, located in or near Albuquerque, New Mexico.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.21.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means,

(a)           for Eurodollar Rate Loans, Base Rate Loans and the Letter of Credit Fee, the following percentages per annum based upon the arithmetic mean of the daily Excess Availability (expressed as a percentage of the Borrowing Base) computed for a quarterly period, determined as of the last day of the immediately preceding fiscal quarter, as set forth in the pricing grid below:

		Eurodollar Rate
Pricing Level	Average Excess Availability (expressed as a percentage of the Borrowing Base)	Letters of Credit	Base Rate
1	< 25%	3.25%	2.25%
2	> 25% and < 50%	3.00%	2.00%
3	> 50% and < 75%	2.75%	1.75%
4	> 75%	2.50%	1.50%

From the Closing Date through the last day of the month in which the financial statements for the month ending December 31, 2011 are delivered pursuant to Section 6.01(c), the Applicable Rate for Eurodollar Rate Loans, Base Rate Loans and the Letter of Credit Fee shall be determined as if Pricing Level 2 were applicable.  Thereafter, the Applicable Rate shall be subject to increase or decrease on the first day of the calendar month following the receipt by the Administrative Agent of the financial statements for the fiscal quarter or, in the case of December 31 only of each year, the calendar month then ended pursuant to Section 6.01(b) or (c), as applicable; provided that, commencing on the later of (i) the delivery of the financial statements for the fiscal year ending December 31, 2011 pursuant to Section 6.01(a) and (ii) six months after the Closing Date, and continuing thereafter on the first day of the calendar month following the delivery of the financial statements for each fiscal quarter or, in the case of December 31 only of each year, the calendar month then ended pursuant to Section 6.01(b) or (c), the percentages per annum for Eurodollar Rate Loans, Base Rate Loans and the Letter of Credit Fee set forth in each tier of the pricing grid above shall decrease by 0.25% if the Consolidated Fixed Charge Coverage Ratio is equal to or greater than 1.50:1.00 as of the end of such fiscal quarter or fiscal year.  Any such increase or decrease in the Applicable Rate shall be subject to timely receipt by the Administrative Agent of a Borrowing Base Report as provided herein.  If, by the first day of a month, any Borrowing Base Report due in the preceding month has not been received, then, at the option of the Administrative Agent or the Required Lenders, the Applicable Rate for Eurodollar Rate Loans, Base Rate Loans and the Letter of Credit Fee shall be determined as if Pricing Level 1 were applicable from such day until the first day of the calendar month following actual receipt thereof.

(b)           for the Commitment Fee, the following percentages per annum based upon the arithmetic mean of the daily Utilization Ratio computed for the immediately preceding calendar month, as set forth in the pricing grid below:

Pricing Level	Average Utilization Ratio	Commitment Fee
1	< 50%	0.500%
2	> 50%	0.375%

From the Closing Date through the first day of the next calendar month, the Applicable Rate for the Commitment Fee shall be based on the average Utilization Ratio for the period from the Closing Date through the last day of the month in which the Closing Date occurred.  Thereafter, the Applicable Rate for the Commitment Fee shall be subject to increase or decrease on the first day of each calendar month based on the average Utilization Ratio for the preceding month.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC, in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related consolidated statements of operations,

shareholders’ equity and cash flows for the fiscal year of the Borrower and its Subsidiaries then ended, including the notes thereto, as contained in the Borrower’s annual report on Form 10-K for such fiscal year, as filed with the SEC.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the Termination Date.

“Availability Reserve” means the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the State Excise Tax Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to the Administrative Agent’s Liens on the Collateral (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); (f) the First Purchaser Reserve; (g) the Term Debt Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product Debt.”

“Bank Product Debt” means all present and future indebtedness, liabilities and obligations of the Borrower or any Restricted Subsidiary pursuant to Lender Swap Contracts and Cash Management Agreements; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 8.03, (a) the applicable Lender Secured Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Lender Swap Contract or Cash Management Agreement, (ii) the maximum dollar amount of obligations arising thereunder that may be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used in determining the Bank Product Debt owing from time to time, and (b) with respect to any Lender Swap Contract between the Borrower or a Restricted Subsidiary and a Lender Swap Provider that is not a Lender listed on Schedule 2.01 (or an Affiliate of such a Lender), the Administrative Agent shall have received written notice from the Borrower stating that the indebtedness, liabilities and obligations under such Lender Swap Contract may be included as “Obligations” for purposes of a distribution under Section 8.03 and in respect of which Bank Product Reserves may be established.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Lender Secured Party.  No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“Bank Product Reserve” means the aggregate amount of reserves which may be established by the Administrative Agent from time to time in its Permitted Discretion in respect of Bank Product Debt.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the “BBA LIBOR” for a 30-day interest period (as determined on such day) plus 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  The “BBA LIBOR” has the meaning given such term in the definition of “Eurodollar Rate”.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” means the beneficial owner, for U.S. federal income tax purposes, of a payment to which any U.S. federal withholding tax relates.

“Bloomfield Refinery” means the refinery and associated facilities owned by San Juan, and operated by Western Refining Southwest or another Loan Party, located in or near Bloomfield, New Mexico.

“Bloomfield Terminal” means the terminal and associated facilities owned by San Juan, and operated by Western Refining Southwest or another Loan Party, located in or near Bloomfield, New Mexico.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means the borrowing during the Availability Period consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, on any date of determination, an amount equal to the least of (a) the Aggregate Commitments, (b) so long as there shall be any Indebtedness outstanding under the Senior Secured Note Indenture, the maximum aggregate amount of indebtedness under this Agreement and the other Credit Facilities that is permitted to be incurred under the Senior Secured Note Indenture and (c) the sum of the following:

(i)           85% of Eligible Accounts Receivable; plus

(ii)           80% of Eligible Refinery Hydrocarbon Inventory (other than Eligible Refinery Hydrocarbon Inventory at the Borrower’s and its Restricted Subsidiaries’ service stations and cardlocks), plus

(iii)          the lesser of (1) 80% of Eligible Refinery Hydrocarbon Inventory at the Borrower’s and the Guarantors’ service stations and cardlocks and (2) $10,000,000; plus

(iv)          the lesser of (1) 65% of Eligible Lubricants Inventory and (2) $10,000,000 or, if an appraisal satisfactory to the Administrative Agent of the net orderly liquidation value of all Eligible Lubricants Inventory has been provided upon the request of the Borrower in its sole discretion, then the amount in the foregoing clause (2) shall be 85% of such appraised net orderly liquidation value; plus

(v)           80% of Eligible In-Transit Crude Oil; plus

(vi)          the lesser of (1) 80% of the difference between: (x) the amount available to be drawn under Letters of Credit issued in connection with purchases of crude oil that constitutes Petroleum Inventory by the Borrower and the Guarantors and (y) the aggregate outstanding amounts payable by the Borrower and the Guarantors to the suppliers of such Petroleum Inventory that could be drawn under such Letters of Credit and (2) $75,000,000; plus

(vii)         the lesser of (1) 80% of the Eligible Exchange Agreement Positive Balance and (2) $10,000,000; plus

(viii)        at the option of the Borrower, 100% of Eligible Cash; minus

(ix)           the Availability Reserve.

“Borrowing Base Assets” means Eligible Accounts Receivable, Eligible Refinery Hydrocarbon Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil, and the Eligible Exchange Agreement Positive Balance.

“Borrowing Base Report” means a report substantially in the form of Exhibit E-1 hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to the Borrower or any Restricted Subsidiary for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be, and (b) the term “Capital Expenditures” shall not include Investments.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, Obligations in respect of Protective Advances, and obligations of Lenders to fund participations in respect of the foregoing (as the context may require), cash or deposit account balances or, if the L/C Issuer, Swing Line Lender or Administrative Agent benefitting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount equal to 105% of the Outstanding Amount thereof and pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Cure Event” means (a) with respect to any Cash Dominion Event arising from an Event of Default, (i) the date on which such Event of Default no longer exists; and (b) with respect to any other Cash Dominion Event, Excess Availability is equal to or greater than the greater of (i) 15% of the Borrowing Base or (ii) $50,000,000 for a period of sixty (60) consecutive days.  Notwithstanding the foregoing, if a Cash Dominion Event occurs more than two times during any twelve (12) month period, no Cash Dominion Cure Event shall occur until twelve (12) months have elapsed from the date the first such Cash Dominion Event commenced.

“Cash Dominion Event” means any time either (a) an Event of Default has occurred, or (b) Excess Availability is less than the greater of (i) 15.0% of the Borrowing Base or (ii) $50,000,000 at any time.

“Cash Dominion Period” the period (a) commencing on the day that a Cash Dominion Event occurs, and (b) continuing until a Cash Dominion Cure Event has occurred with respect to each then outstanding Cash Dominion Event.

“Cash Equivalents” means

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition or (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; provided that if any such commercial paper is not rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, then in order to be considered a permissible Investment for purposes of Section 7.02(a), the following limitation shall apply:  the Borrower and its Restricted Subsidiaries shall not hold more than $40,000,000 in the aggregate of such commercial paper issued by a single issuer; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Cash Management Bank” means a Lender or Affiliate of a Lender that is a party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement; provided, however, that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Cash Management Bank.”

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Existing Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of (i) the direct or indirect Equity Interests of the Borrower or (ii) the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that to the extent a change in “beneficial ownership” in such Equity Interests results from the issuance of new Equity Interests in the Borrower, with a corresponding payment in cash to the Borrower for the acquisition of such Equity Interests, the acquisition of up to 40% of the “beneficial ownership” of such Equity Interests shall not constitute a “Change of Control”;

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons, other than the Existing Owners, acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Closing Date” means the date of this Agreement, which the parties hereto acknowledge is the date that all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Administrative Agent, for the benefit of the Lender Secured Parties, whether under this Agreement or under any other document executed by any such Person and delivered to the Administrative Agent or any Lender Secured Party.

“Collateral Documents” means, collectively, (a) each Security Agreement, each Deposit Account Control Agreement, each Investment Account Control Agreement, the Guaranty and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guaranties and other similar agreements executed by the Borrower or any Subsidiary in favor of the Administrative Agent, for the benefit of the Lender Secured Parties, now or hereafter delivered to the Administrative Agent or any Lender Secured Party pursuant to or in connection with the transactions contemplated hereby, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans, (d) make Overadvance Loans to the Borrower pursuant to Section 2.17, and (e) purchase participations in Protective Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or joinder agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan” has the meaning specified in Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1, or C-2, as applicable.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expenses, (iv) non-cash compensation expenses and charges, (v) charges for the shutdown of the Yorktown Refinery not paid in cash during such period (collectively, the “Yorktown Expenses”), (vi) maintenance turnaround expenses incurred by the Borrower and its Restricted Subsidiaries during such period, and (vii) other non-recurring expenses of the Borrower and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) the following: (i) cash payments with respect to Yorktown Expenses on account of charges taken in a prior period, (ii) non-cash items increasing Consolidated Net Income for such period, and (iii) an amount equal to the amount that would have been deducted in respect of Recharacterized Operating Leases in determining Consolidated Net Income if such Recharacterized Operating Leases had been accounted for under GAAP as in effect without giving effect to any applicable Operating Lease Recharacterizations.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Capital Expenditures (except those financed with borrowed money other than Loans), maintenance turnaround expenses and cash taxes paid (which cash taxes may not be less than zero) to (b) Consolidated Fixed Charges, in each case, of or by the Borrower and its Restricted

Subsidiaries for the twelve (12) consecutive calendar months ended on the last day of the most recent month for which financial statements have been delivered pursuant to Section 6.01(c) or, with respect to the last month of a fiscal quarter, for the twelve (12) consecutive calendar months ended on the last day of the most recent such fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(b).

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of

(i) Consolidated Interest Charges for such period (other than (A) (I) transaction costs consisting of upfront fees, charges and related expenses incurred in connection with the negotiation and closing of this Agreement, (II) transaction costs consisting of upfront fees, charges and related expenses that are paid at the time and out of the proceeds of the closing to which they relate and (III) transaction costs consisting of upfront fees, charges and related expenses paid after closing (provided that the aggregate amount of transaction costs covered by this clause (III) for all periods during the term of this Agreement shall not exceed $10,000,000), and (B) interest charges not payable in cash, including payment-in-kind interest and original issue discount),

(ii) principal payments in respect of Indebtedness (other than obligations under Swap Contracts) that are due and payable during such period (including for the avoidance of doubt cash principal payments to the holders of the Convertible Senior Notes at maturity and cash payments in connection with settlement of conversion rights in respect of Convertible Senior Notes in an amount equal to the principal amount of the Convertible Senior Notes in respect of which such conversion rights were exercised) other than (x) payments of principal of revolving loans that are not accompanied by a permanent reduction of commitments, and (y) repayment of principal of  Indebtedness made with the proceeds of refinancings permitted by Section 7.03;

(iii) with respect to debt securities convertible into or exchangeable into shares of common stock, payments made in cash in lieu of fractional shares upon the conversion of any such debt securities in whole or in part; and

(iv) Restricted Payments paid (whether in cash or other property, other than common stock) during such period.

For the avoidance of doubt, in the event leases that are classified as operating leases under GAAP as in effect on the Closing Date are subsequently classified as capitalized leases (any such lease, a “Recharacterized Operating Lease”) because of changes in GAAP (any such change, an “Operating Lease Recharacterization”), adjustments shall be made to the calculation of the Consolidated Fixed Charge Coverage Ratio for the applicable period in order to avoid including payments in respect of such leases as Consolidated Fixed Charges except to the extent that such payments would have constituted Consolidated Fixed Charges prior to such changes in GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, (c) interest expense attributable to Synthetic Lease Obligations, and (d) cash dividends to holders of preferred stock (including Convertible Preferred Securities).

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP (excluding extraordinary gains and extraordinary losses) for that period; provided that, there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of any entity other than a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar cash distributions; and provided further if (x) the Equity Interest in a Contango Subsidiary is subject to Liens securing Indebtedness other than the Obligations and Bank Product Debt or (y) a Contango Subsidiary is subject to any restrictions of the type described in clause (a)(i) of Section 7.09, there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of such Contango Subsidiary, except, in the case of clauses (x) and (y), to the extent that any such income has been actually received by the Borrower or a Restricted Subsidiary in the form of cash dividends or similar cash distributions.

“Contango Credit Facility” means a revolving credit facility entered into by the Contango Subsidiary to finance its participation in contango market opportunities with respect to Hydrocarbons.

“Contango Subsidiary” means a direct or indirect wholly-owned Restricted Subsidiary of the Borrower whose business is limited to buying, selling and storing Hydrocarbons, and entering into Swap Contracts in connection therewith, to take advantage of contango market opportunities with respect to Hydrocarbons and whose assets consist solely of Hydrocarbons and rights and interests related thereto and Swap Contracts entered into in connection therewith, pledged to secure a Contango Credit Facility.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” has the meaning specified in the Intercreditor Agreement.

“Convertible Preferred Securities” means preferred stock issued by the Borrower that is convertible into shares of common stock of the Borrower.

“Convertible Senior Notes” means the Borrower’s 5.75% Convertible Senior Notes due 2014 issued pursuant to that certain Supplemental Indenture dated as of June 10, 2009 between the Borrower and The Bank of New York Mellon Trust Company, N.A. as Trustee (in such capacity, the “Senior Notes Trustee”) supplementing the Senior Indenture dated as of June 10, 2009.

“Convertible Senior Note Refinancing Indebtedness” has the meaning specified in Section 7.03(i).

“Credit Extension” means (a) a Borrowing, (b) a Swing Line Borrowing, (c) an L/C Credit Extension, (d) an extension of an Overadvance Loan, and (e) the making of a Protective Advance.

“Credit Facilities” has the meaning specified in the Senior Secured Note Indenture as in effect from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

 “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any portion of the Committed Loans or Overadvance Loans, participations in L/C Obligations, participations in Swing Line Loans or participations in Protective Advances required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (d) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account Control Agreement” means an agreement substantially in the form of Annex G to the form of Security Agreement attached as Exhibit F hereto or any other agreement in form and substance satisfactory to the Administrative Agent serving a similar purpose, among a Loan Party, the Administrative Agent or the Control Agent, and a Depository Bank.

“Depository Bank” means a bank, savings bank, savings and loan association, credit union, trust company, or other depository institution that has entered into a Deposit Account Control Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, the Net Cash Proceeds of which are $1,000,000 or more.  For purposes of Section 2.14(c), “Disposition” shall include a loss in respect of which insurance proceeds have been paid.

“Dollar” and “$” mean lawful money of the United States.

“Dominion Account” means a special account established by the Borrower or another Loan Party at Bank of America or another bank reasonably acceptable to the Administrative Agent, over which the

Administrative Agent has exclusive control for withdrawal purposes; and collectively, the “Dominion Accounts”.

“El Paso Refinery” means the refineries owned and operated by the Borrower or another Loan Party located at 6500 Trowbridge Drive, El Paso, Texas.

“El Paso Terminal” means the terminal and associated facilities owned and operated by the Borrower or another Loan Party located in or near El Paso, Texas.

“Eligible Account Obligor” means, on any date, any Person obligated to pay a Receivable (a) that is not the Borrower, a Subsidiary or an Affiliate of the Borrower; (b) that has not filed for, and is not currently the object of, a proceeding relating to its bankruptcy, insolvency, reorganization, winding-up or composition or reorganization of debts; (c) that is in good standing with the Borrower and its Restricted Subsidiaries and satisfies all applicable credit standards of the Borrower and its Restricted Subsidiaries; and (d) for which not more than 50% of the aggregate value of the Receivables of such Person have not been paid by the date 30 days after the respective due dates therefor.

“Eligible Accounts Receivable” means, on any date, all Receivables denominated in Dollars payable by Eligible Account Obligors to a Loan Party that are deemed by the Administrative Agent in its Permitted Discretion to be Eligible Accounts Receivable, net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor.  Without limiting the foregoing, the following shall not constitute Eligible Accounts Receivable:

(a)           billed Receivables that have not been paid by the date 30 days after the respective due dates therefor;

(b)           any Receivable subject to, or as to which there has been asserted, any defense, dispute, claim, offset, counterclaim, deduction, recoupment, reserve, chargeback, credit or allowance, unless (i) the applicable Eligible Account Obligor has entered into an agreement acceptable to the Administrative Agent to waive the foregoing rights, or (ii) with respect to any such Receivable, (A) Chevron U.S.A. Inc. or Chevron Pipe Line Company (collectively, “Chevron”) is the applicable Eligible Account Obligor, (B) the Loan Party’s obligation to pay for crude oil constitutes the applicable setoff, and (C) the Loan Party’s payment obligation is fully secured by a Letter of Credit; provided that, if any such defense, dispute, claim, offset or counterclaim is asserted with respect to such Receivable in an amount equal to a sum certain, then such Receivable shall be an Eligible Account Receivable to the extent the face amount thereof exceeds such sum certain;

(c)           all Receivables from an Eligible Account Obligor from whom a check, promissory note, draft, trade acceptance or other instrument for the payment (in whole or in part) of money has been received, presented for payment and returned uncollected for any reason;

(d)           all Receivables from a sale to an Affiliate, or from a sale-or-return, sale-on-approval, or otherwise subject to any repurchase or return arrangement;

(e)           Receivables owed to a Loan Party by an Eligible Account Obligor, the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Receivables owed to the Loan Parties at such time by all of the Loan Parties’ Eligible Account Obligors (or such higher percentage as the Administrative Agent may establish for the Eligible Account Obligor from time to time), but only to the extent of such excess;

(f)           all Receivables that are payable by their terms more than 30 days from the respective invoice dates therefor;

(g)           any Receivable (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by Sections 7.01(a), 7.01(c), 7.01(h) or 7.01(l);

(h)           any Receivable owing by an Eligible Account Obligor (i) which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or (ii) with respect to which the Loan Parties are not able to bring suit or enforce remedies against such Eligible Account Obligor through judicial process;

(i)           Receivables owing by an Eligible Account Obligor that is organized or has its principal offices outside the United States, or with respect to which the portion of its assets in the United States is not material in relation to the size of the Receivables owed by such Eligible Account Obligor;

(j)           Receivables with respect to which goods have been placed on consignment, guaranteed sale, bill-and-hold, or other terms by reason of which the payment by the Eligible Account Obligor may be conditional;

(k)           Receivables with respect to which an invoice has not been sent prior to the date of any Borrowing Base Report in which such Receivables are included for purposes of calculation of the Borrowing Base;

(l)           Receivables which arise out of any contract or order which, by its enforceable terms, forbids or makes void or unenforceable any assignment by the applicable Loan Party to the Administrative Agent, for the benefit of the Lender Secured Parties, of the Receivable arising with respect thereto;

(m)           Receivables evidenced by any instrument, unless such instrument has been delivered to the Administrative Agent for the benefit of the Lender Secured Parties;

(n)           Receivables with respect to which the Administrative Agent believes, in its Permitted Discretion, that the collection thereof is impaired, that such Receivables may not be paid by reason of the Eligible Account Obligor’s inability to pay or that are otherwise identified as unsatisfactory to the Administrative Agent;

(o)           Receivables owed by the government of the United States of America or any department, agency, public corporation, or other instrumentality thereof that do not constitute Eligible U.S. Government Accounts Receivable and Receivables owed by any other Governmental Authority, unless the Borrower has satisfied the requirements of applicable law, including delivering documentation satisfactory to the Administrative Agent, to effectuate the assignment of such Receivables and establish the right of the Administrative Agent to enforce payment directly against the Eligible Account Obligor;

(p)           Receivables (i) to which (A) the goods giving rise to it have not been delivered to and accepted by the Eligible Account Obligor, or (B) the services giving rise to it have not been accepted by the Eligible Account Obligor, or (ii) that otherwise do not represent a final sale;

(q)           Receivables whose payment has been extended, or to which the Eligible Account Obligor has made a partial payment, or which arise from a sale on a cash-on-delivery basis;

(r)           Receivables which represent a progress billing or retainage, or relate to services for which a performance, surety or completion bond or similar assurance has been issued; or

(s)           Receivables that include a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

“Eligible Assignee” means (a) any Person that is a Lender, an Affiliate of a Lender or Approved Fund, (b) any Person that is a financial institution approved by the Administrative Agent and the Borrower (which approval by the Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after written notice to the Borrower of the proposed assignment has been received by the Borrower) that has total assets in excess of $5,000,000,000, that extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under section 4975 of the Code or any other Applicable Law, or (c) during any Event of Default, any Person acceptable to the Administrative Agent in its discretion; provided that in each case, such Person meets the other requirements to be an assignee under Section 10.06(b)(v) and subject to such consents, if any, as may be required under Section 10.06(b)(iii).

“Eligible Cash” means cash of a Loan Party held in a segregated restricted deposit account maintained with and pledged to the Administrative Agent, for the benefit of the Lender Secured Parties, as security for the Obligations, and in which the Administrative Agent, for the benefit of the Lender Secured Parties, has a first priority perfected security interest.

“Eligible Exchange Agreement Positive Balance” means, at any date of determination, the amount of Exchange Agreement Positive Balance that is deemed by the Administrative Agent in its Permitted Discretion to be the Eligible Exchange Agreement Positive Balance.  Without limiting the foregoing, the Eligible Exchange Agreement Positive Balance shall be determined after (a) adjusting the Exchange Agreement Positive Balance upward or downward, as applicable, to account for discounts, allowances, rebates, credits and other adjustments in respect of such Exchange Agreement Positive Balances and (b) deducting from the Exchange Agreement Positive Balance the amount billed for or representing retainage, if any, by counterparties to Exchange Agreements.  The  Eligible Exchange Agreement Positive Balance shall not include any Exchange Agreement Positive Balance (a) to the extent that the Administrative Agent does not have a valid, first priority perfected security interest in the Exchange Agreement Positive Balance and in the Petroleum Inventory to which such Exchange Agreement Positive Balance relates, or (b) with respect to which (i) any representation, warranty or covenant contained in this Agreement or any other Loan Document has been breached, (ii) the contract counterparty has disputed liability, or made any claim to any Loan Party with respect to such Exchange Agreement Positive Balance or with respect to any other Exchange Agreement Positive Balance due from such contract counterparty, other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice, or (iii) any event of a type described in Section 8.01(f) or (g) has occurred with respect to the contract counterparty, or the contract counterparty has suspended normal business operations; provided that the value of the Eligible Exchange Agreement Positive Balance shall be subject to reserves as determined by the Administrative Agent in its Permitted Discretion.

“Eligible In-Transit Crude Oil” means, at any date of determination, In-Transit Crude Oil owned by a Loan Party that satisfies the criteria set forth in the definition of Eligible Refinery Hydrocarbon Inventory (other than the requirements as to location of such inventory as set forth in clauses (b), (d) and (k) of such definition) and that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible In-Transit Crude Oil.  Without limiting the foregoing, unless otherwise agreed by the Administrative Agent, In-Transit Crude Oil shall not be Eligible In-Transit Crude Oil unless (a) the purchase price of such In-Transit Crude Oil has been paid or is supported by a Letter of Credit, and (b) the Administrative Agent has received a third party agreement from the operator of the pipeline in which such In-Transit Crude Oil is transmitted in form satisfactory to the Administrative Agent.  Eligible In-Transit Crude Oil shall be valued at market value determined in accordance with Schedule 1.01A Methods, and determined after, if required by the Administrative Agent, taking into account transportation and handling charges that affect the value thereof as determined by the Administrative Agent.

“Eligible Lubricants Inventory” means, at any date, the aggregate value (which shall be the lower of cost (determined in accordance with GAAP on a FIFO basis) or market value) of all readily marketable, saleable and useful Lubricants owned by a Loan Party that is deemed by the Administrative Agent, in its Permitted Discretion, to be an Eligible Lubricants Inventory.  Without limiting the foregoing, the following shall not constitute Eligible Lubricants Inventory:

(a) Lubricants (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by Sections 7.01(a), 7.01(c), 7.01(d), 7.01(h) or 7.01(l),

(b) Lubricants (i) located on premises that are not owned by the Borrower or a Guarantor, or held by a bailee or otherwise subject to any third party interest, with respect to which any landlord’s waiver or other third party agreement requested by, and in form and substance satisfactory to, the Administrative Agent shall not have been furnished, or (ii) commingled with any product other than Lubricants that are owned by a Loan Party and in which the Lenders have a valid and perfected first priority security interest,

(c) Lubricants of any Loan Party with respect to which any event described in Section 8.01(f) or (g) shall have occurred and be continuing,

(d) Lubricants held on consignment, or subject to any deposit or downpayment,

(e) Lubricants located outside the continental United States,

(f) Lubricants consigned to any Person,

(g) Lubricants that are subject to a warehouse receipt or negotiable document,

(h) Lubricants that are subject to a license or other arrangement that restricts the Loan Parties’ or the Administrative Agent’s right to dispose of such Lubricants, unless the Administrative Agent has received an appropriate lien waiver in form and substance satisfactory to the Administrative Agent,

(i) Lubricants that are not located at terminals, storage tanks and lines related thereto (including line fills but excluding basic sediment and water and slop oil), bulk plants, service stations and cardlocks, in each case owned or leased and operated by the Borrower or Guarantors (and, in the case of leased locations, with respect to which a landlord’s waiver or agreement has not been provided if requested by the Administrative Agent as set forth in clause (b) of this definition) or at such other locations as may be approved from time to time by the Administrative Agent, or

(j) Lubricants that are obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the ordinary course of business or otherwise unsatisfactory to the Administrative Agent in its Permitted Discretion.

“Eligible Lubricants Inventory Appraisal” has the meaning specified in Section 6.10(c).

“Eligible Refinery Hydrocarbon Inventory” means, at any date, the aggregate market value as determined in accordance with Schedule 1.01A Methods of all readily marketable, saleable and useful

Petroleum Inventory owned by a Loan Party that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible Refinery Hydrocarbon Inventory.  Without limiting the foregoing, there shall be excluded from Eligible Refinery Hydrocarbon Inventory any and all Petroleum Inventory:

(a) (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than (x) Liens permitted by Sections 7.01(a), 7.01(c), 7.01(d), 7.01(h) or 7.01(l), or (y) statutory Liens securing First Purchase Crude Payables that are not delinquent,

(b) (i) located on premises that are not owned by the Borrower or a Guarantor (other than (A) Petroleum Inventory at service stations leased by and operated by the Borrower or a Guarantor, (B) Petroleum Inventory at cardlocks operated by the Borrower or one of the Guarantors and (C) Petroleum Inventory located in the pipeline system owned by Colonial Pipeline Company) or held by a bailee or otherwise subject to any third party interest with respect to which a landlord’s waiver or other third party agreement requested by, and in form and substance satisfactory to, the Administrative Agent shall not have been furnished (other than Petroleum Inventory located in the pipeline system owned by Colonial Pipeline Company), or (ii) commingled with any product other than Petroleum Inventory that is owned by a Loan Party and in which the Lenders have a valid and perfected first priority security interest,

(c) attributable to any Loan Party with respect to which any event described in Subsection 8.01(f) or (g) shall have occurred and be continuing,

(d) in transit from vendors or suppliers,

(e) held on consignment or subject to any deposit or downpayment,

(f) located outside the continental United States,

(g) consigned to any Person,

(h) subject to a warehouse receipt or negotiable document,

(i) subject to a license or other arrangement that restricts the Loan Parties’ or the Administrative Agent’s right to dispose of such Petroleum Inventory, unless the Administrative Agent has received an appropriate lien waiver in form and substance satisfactory to the Administrative Agent,

(j) consisting of, or commingled with, Hydrocarbons subject to a Structured Hydrocarbon Supply Arrangement,

(k) not located at the Refineries or at terminals, field production tanks, storage tanks and lines related thereto (including line fills but excluding basic sediment and water and slop oil), bulk plants, service stations and cardlocks, in each case owned and operated by the Borrower or Guarantors or at such other locations as may be approved from time to time by the Administrative Agent, or

(l) that is obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the ordinary course of business or otherwise unsatisfactory to the Administrative Agent in its Permitted Discretion.

“Eligible U.S. Government Accounts Receivable” means Eligible Accounts Receivable owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof; provided that, unless otherwise permitted by the Administrative Agent, the requirement of acknowledgement by the government set forth in the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any steps necessary to perfect the Administrative

Agent’s Liens therein and to give the Administrative Agent the right to collect such accounts, have been complied with to the Administrative Agent’s satisfaction with respect to such accounts.

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Eligible Account Obligors, exercise of setoff or recoupment, or otherwise).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum (rounded up, if necessary, to the nearest 1/8th of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.  If the Board of Governors of the Federal Reserve System imposes a Reserve Percentage with respect to Dollar deposits, then the Eurodollar Rate shall be the foregoing rate, divided by 1 minus the Reserve Percentage; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.  If such published rate is not available at such time for any reason, the “Eurodollar Rate” for such purpose shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, (a) the Borrowing Base, minus (b) the Total Outstandings.

“Exchange Agreement” means an agreement under which a Loan Party undertakes to deliver goods on behalf of an unaffiliated Person to a customer of such Person in exchange for such Person’s delivery of similar goods to a customer of such Loan Party.

“Exchange Agreement Positive Balance” means, at any date of determination, with respect to a Loan Party that is a party to an Exchange Agreement, the amount of the positive balance, valued on a mark-to-market basis in accordance with Schedule 1.01A Methods, of Petroleum Inventory that such Loan Party has the right to receive in the ordinary course of business from a counterparty to such Exchange Agreement (other than an Affiliate of such Loan Party or another party determined by the Administrative Agent in its Permitted Discretion to be unacceptable) or money owing to such Loan Party in connection with an exchange of Petroleum Inventory under such Exchange Agreement, net of any offsets or counterclaims.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (d) any withholding tax to the extent imposed as a result of a failure by the recipient or Beneficial Owner of the payment to satisfy the conditions for avoiding withholding under FATCA.

“Existing Letters of Credit” means each of the letters of credit outstanding under the Existing Revolving Credit Agreement immediately prior to the Closing Date, including those listed on Schedule 1.01B.

“Existing Owners” means those Persons who are owners of the Equity Interests of RHC Holdings, L.P., as of the Original Closing Date, members of their immediate families and Persons (including trusts established for estate planning purposes) that are Affiliates thereof.

“Extraordinary Expenses”  means all costs, expenses or advances that the Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims subject to indemnification under Section 10.04(b); (c) the exercise, protection or enforcement of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means sections 1471 through 1474 of the Code, as in effect on the Closing Date, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such sections.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the

Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, collectively, the letter agreement dated July 28, 2011, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the letter agreement dated July 28, 2011, among the Borrower, Wells Fargo Bank, N.A. and Wells Fargo Capital Finance, LLC.

“Feedstocks” means all crude oil, natural gas liquids, and other Hydrocarbons and ethanol, in so far as such Feedstocks are used or useful as fuel or in the manufacture, processing, refining, or blending of Intermediate Products and Refined Products at one or more Refineries.

“First Purchase Crude Payables” means, at any time, the unpaid amount of any obligation of the Borrower or any of its Restricted Subsidiaries, as a “first purchaser” of crude oil, which is secured by a statutory “first purchaser” Lien created under the Laws of any state, including Kansas, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Tennessee and Texas, to the extent such obligation is not at the time of determination covered by a Letter of Credit issued hereunder.

“First Purchaser Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of First Purchase Crude Payables owed by the Loan Parties.

“Flagstaff Terminal” means the refined products terminal and associated facilities owned and operated by Western Refining Terminals and located in or near Flagstaff, Arizona.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (c) with respect to the Administrative Agent, such Defaulting Lender’s Applicable Percentage of Protective Advances other than Protective Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gallup Refinery” means the crude oil refinery and associated facilities owned and operated by Western Refining Southwest or another Loan Party and located in or near Gallup, New Mexico.

“Gallup Terminal” means the terminal and associated facilities owned and operated by Western Refining Southwest or another Loan Party and located in or near Gallup, New Mexico.

“Giant” means Giant Industries, Inc., a Delaware corporation.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each of Western Refining Company, L.P., a Delaware limited partnership, Ascarate Group LLC, a Delaware limited liability company, Ciniza Production Company, a New Mexico corporation, Dial Oil Co., a New Mexico corporation, Empire Oil Co., a California corporation, Giant, Western Refining Southwest, Giant Four Corners, Inc., an Arizona corporation, Western Refining Terminals, Western Refining Pipeline Company, a New Mexico corporation (formerly known as Giant Pipeline Company), Giant Stop-N-Go of New Mexico, Inc., a New Mexico corporation, Western Refining Yorktown, Western Refining Wholesale, Inc., an Arizona corporation (formerly known as Phoenix Fuel Co., Inc.), San Juan, Western Refining GP, LLC, Western Refining LP, LLC, Western Refining Yorktown Holding Company, a Delaware corporation (formerly known as Giant Yorktown Holding Company), York River Fuels, LLC, a Delaware limited liability company, and each other Subsidiary that now or hereafter executes a Guaranty pursuant to Section 6.12 hereof.

“Guaranty” means the Continuing Guaranty dated as of May 31, 2007, executed by certain Subsidiaries of the Borrower in favor of the Administrative Agent and the Lender Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to the Existing Revolving Credit Agreement or this Agreement, as renewed, extended, amended or restated from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, and all other minerals.

“IFRS” means the International Financial Reporting Standards.

“Increase Effective Date” has the meaning specified in Section 2.16(d).

“In-Transit Crude Oil” means crude oil purchased by the Borrower or a Guarantor, for delivery to the Borrower or a Guarantor via pipeline from a vendor or supplier.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person (or, in the case of the Borrower or a Subsidiary, in any other Subsidiary) on a date prior to the date that is 90 days after the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)           the obligations (other than any such obligations arising in the ordinary course of business) of such Person, pursuant to a “put” or similar obligation, to repurchase or purchase inventory or other goods or property sold (or replacements thereof) in connection with a transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person; and

(i)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under any Debtor Relief Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 31, 2007 among the Administrative Agent, the Term Administrative Agent, the Control Agent, and the Loan Parties, as amended by a First Amendment dated as of June 30, 2008 and a Second Amendment and Joinder dated as of June 12, 2009.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period that begins prior to the Maturity Date shall extend beyond the Maturity Date.

“Intermediate Products” means all Feedstocks that have been partially processed or refined as isomerate, cat feed, gasoline components or naphtha.

“Inventory” means inventory as defined in the UCC, including goods intended for sale, work in process, raw materials, and materials consumed in the Borrower’s and the Guarantors’ business.

“Inventory Report” has the meaning specified in Section 6.10(b).

“Inventory Reserve” means reserves established by the Administrative Agent in its Permitted Discretion to reflect declines in market value or to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Account Control Agreement” means an agreement among a Securities Intermediary holding a securities account for a Loan Party and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, evidencing that the Administrative Agent has “control” (as defined in the UCC) of such securities account.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or any Restricted Subsidiary in favor of the L/C Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to each Letter of Credit issued or, in the case of each Existing Letter of Credit, deemed issued hereunder, Bank of America or such other Lender that has issued or agreed to issue such Letter of Credit at the request of the Borrower and that is reasonably acceptable to the Administrative Agent, in its capacity as the issuer of such Letter of Credit, or any successor issuer of Letters of Credit hereunder.  The commitment of each L/C Issuer (other than Bank of America) to issue Letters of Credit hereunder may be limited to an aggregate maximum amount for all such Letters of Credit issued by such L/C Issuer that is less than the Letter of Credit Sublimit, as may be agreed between the Borrower and such L/C Issuer.  As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer,” as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Secured Parties” means the Lenders, the Lender Swap Providers and the Cash Management Banks.

“Lender Swap Contracts” means all Swap Contracts made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Borrower or any Restricted Subsidiary and any Lender Swap Provider.

“Lender Swap Provider” means any Lender or Affiliate of a Lender that is a party to a Swap Contract with the Borrower or any Restricted Subsidiary, in its capacity as party to such Swap Contract; provided, however, that in the event that such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Lender Swap Provider.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notice to the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued or deemed issued hereunder, including each Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the date which is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the Aggregate Commitments.  In the event the Aggregate Commitments are decreased pursuant to Section 2.06, the Letter of Credit Sublimit shall also be decreased so that it shall not be greater than the dollar amount of the Aggregate Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan, a Swing Line Loan, an Overadvance Loan or a Protective Advance.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, the Intercreditor Agreement, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.20 of this Agreement, and any other agreement or instrument signed by the Borrower or another Loan Party that states by its terms that it is a ‘Loan Document’.

“Loan Notice” means a notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each Subsidiary that has executed a Collateral Document; and each individually, a “Loan Party”.

“Logistics Assets” means (i) any Terminal and its related storage tanks, pipelines, docks and wharfs and off-loading equipment and similar assets, (ii) any pipeline and related assets and (iii) any other asset that constitutes a Qualifying Asset, in each case other than any Refinery operating processing unit.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Lubricants” means Inventory consisting of motor oil, hydraulic oil, gear oil, cutting oil, grease, and various chemicals and solvents of a similar nature.  For avoidance of doubt, Lubricants are not Feedstocks, Intermediate Products or Refined Products.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Maturity Date” means September 22, 2016.

“Maximum Rate” has the meaning specified in Section 10.09.

“MLP” means a limited partnership with one or more classes of securities registered under the Securities Act of 1933 or the Securities Exchange Act of 1934, (a) in which the Borrower and/or one or more of its Restricted Subsidiaries has direct or indirect ownership interest, (b) whose general partner is Controlled directly or indirectly by the Borrower and (c) that is engaged in a business that generates “qualifying income” within the meaning of section 7704(d) of the Code.  As of the Closing Date, the Borrower does not have any Subsidiary that is a MLP.

“MLP GP” means (i) the general partner of a MLP and (ii) any direct or indirect Subsidiary of the Borrower that Controls or otherwise owns an interest in the general partner of a MLP.

“MLP Subsidiary” means a Subsidiary of the Borrower that (a) is a MLP or a MLP GP, and (b) each Subsidiary of each of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means with respect to any Disposition by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by any Loan Party or any Restricted Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such transaction, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-Operational Refineries” means the Bloomfield Refinery and the Yorktown Refinery.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, provided that all references to the “Obligations” in Section 8.03, the Collateral Documents and the Intercreditor Agreement shall, in addition to the foregoing, also include all Bank Product Debt, in each case including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any

Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Lease Recharacterization” has the meaning specified in the definition of Consolidated Fixed Charges.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means May 31, 2007.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; (c) with respect to Overadvance Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and repayments of such Overadvance Loans occurring on such date; (d) with respect to Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and repayments of such Protective Advances occurring on such date, and (e) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” has the meaning specified in Section 2.14(b).

“Overadvance Loan” means a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Participant” has the meaning specified in Section 10.06(d).

“Paying Lender” has the meaning specified in Section 3.01(g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under section 412 of the Code.  The term “Pension Plan” includes a Multiple Employer Plan.

“Permitted Discretion” means a determination made by the Administrative Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Administrative Agent’s generally applicable credit policies.

“Permitted Joint Venture” means any Person (other than a Subsidiary) in which the Borrower owns (including ownership through its Restricted Subsidiaries) Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person, provided that such Person is engaged only in the businesses that are permitted for the Borrower and its Restricted Subsidiaries pursuant to Section 7.07.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Inventory” means Inventory consisting of refined petroleum products, crude oil, condensate, natural gas liquids, liquefied petroleum gases, asphalt or any blend thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Protective Advances” has the meaning specified in Section 2.18.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Assets” means assets that generate “qualifying income” within the meaning of section 7704(d) of the Code.

“Receivables” means, as to the Borrower or any other Loan Party, all accounts receivable, whether billed or unbilled, arising out of the sale of inventory in the ordinary course of business.

“Recharacterized Operating Lease” has the meaning specified in the definition of Consolidated Fixed Charges.

“Refinanced Indebtedness” has the meaning specified in Section 7.03(b).

“Refinancing Indebtedness” has the meaning specified in Section 7.03(b).

“Refined Products” means all gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, transmix, and other products processed, refined or blended from Feedstocks and Intermediate Products.

“Refineries” means, collectively, the Bloomfield Refinery, the Gallup Refinery, the El Paso Refinery and the Yorktown Refinery.  The term “Refineries” shall also include any refinery acquired by the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date.  For purposes of Section 7.05(b) the term “Refinery” shall exclude Terminals located on Refinery premises.

“Register” has the meaning specified in Section 10.06(c).

“Regulation S-X” shall mean Regulation S-X as promulgated by the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates; and “Related Party” means any one of the foregoing.

“Rent and Charges Reserve” means reserves which may be taken by the Administrative Agent in its Permitted Discretion with respect to Eligible Refinery Hydrocarbon Inventory and Eligible Lubricants Inventory in an amount up to the aggregate of (a) all past due rent, storage, transportation, terminaling and other amounts owing by a Loan Party to any landlord, warehouseman, terminal owner or operator, pipeline, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Refinery Hydrocarbon Inventory or Eligible Lubricants Inventory or could assert a Lien on any such Inventory, and (b) if the owner or operator of a facility or pipeline where any Eligible Refinery Hydrocarbon Inventory or Eligible Lubricants Inventory is located has not subordinated all Liens that are or may be held by it on such Inventory pursuant to an agreement satisfactory to the Administrative Agent, the aggregate maximum amount of charges that can be secured by Liens that are not subordinated to the Administrative Agent’s Liens; provided that any Rent and Charges Reserve taken with respect to any location at which any Eligible Refinery Hydrocarbon Inventory or Eligible Lubricants Inventory is located shall not exceed the value of such Inventory stored at such location; provided further that the initial amount of the Rent and Charges Reserve taken with respect to the estimated transportation, storage and other charges by Colonial Pipeline Company shall be $7,000,000.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Report Request Date” has the meaning specified in Section 6.10(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement for Eurocurrency liabilities.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

With respect to documents delivered pursuant to Article IV, the term “Responsible Officer” shall also include the chief administrative officer of the Borrower, and with respect to the certificate required to be delivered pursuant to Section 6.02(h), the term “Responsible Officer” shall also include the president-refining and marketing of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  For the avoidance of doubt, (x) a payment of principal of or interest on debt securities convertible into or exchangeable, in whole or in part, for shares of capital stock of (or other ownership or profit interests in) the Borrower or any Restricted Subsidiary, or a payment made in cash in lieu of fractional shares upon conversion of any such debt securities shall not constitute a Restricted Payment and (y) a payment made in cash in satisfaction of the Borrower’s or such Restricted Subsidiary’s obligations with respect to the conversion or exchange of any such securities (other than a payment made in lieu of fractional shares) shall constitute a Restricted Payment to the extent that such payment exceeds the stated principal amount of the debt securities in respect of which such payment is made.  In addition, payments made in cash in lieu of fractional shares upon the conversion of Convertible Preferred Securities shall not constitute Restricted Payments; provided, however, that to the extent the aggregate amount of such payments made during the term of this Agreement exceeds $5,000,000, such payments shall constitute Restricted Payments.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not a MLP Subsidiary.

“Revolver Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.  After repayment of the obligations under the Term Loan and Note Documents and release of the Liens securing same, the term “Revolver Priority Collateral” shall mean all Collateral.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“San Juan” means San Juan Refining Company, a New Mexico corporation.

“Schedule 1.01A Methods” means the methods prescribed on Schedule 1.01A, or such other methods as may be agreed by the Administrative Agent and the Borrower.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Intermediary” means Bank of America, N.A. and any other Person (including a bank or broker) that maintains a securities account for the Borrower in which a security interest has been created in favor of the Administrative Agent for the benefit of the Lender Secured Parties to secure the Obligations, and that has entered into an Investment Account Control Agreement.

“Security Agreement” means, collectively, the Security Agreement dated as of May 31, 2007, among the Borrower, the Guarantors party thereto and the Administrative Agent, for the benefit of the Lender Secured Parties, and the Amended and Restated Security Agreement dated as of July 5, 2007, among the Guarantors party thereto and the Administrative Agent, for the benefit of the Lender Secured Parties, together with each other security agreement and security agreement supplement delivered pursuant to the Existing Revolving Credit Agreement or this Agreement, as renewed, extended, amended or restated from time to time.

“Senior Secured Note Indenture” means the Indenture dated as of June 12, 2009 among the Borrower, the Guarantors therein named and The Bank of New York Mellon Trust Company, N.A.

“Senior Secured Notes” means the 11.25% Senior Secured Notes due 2017 and the Senior Secured Floating Rate Notes due 2014 issued by the Borrower pursuant to the Senior Secured Note Indenture in an aggregate principal amount outstanding, as of the Closing Date, equal to $600,000,000.

“Settlement Report” means a report delivered by the Administrative Agent to Lenders which may summarize Committed Loans, Overadvance Loans and participations in L/C Obligations, Swing Line Loans and Protective Advances outstanding as of a given settlement date, allocated to Lenders on a pro rata basis in accordance with their Applicable Percentage of the Aggregate Commitments.

 “Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Excise Tax Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of state excise taxes that will be payable by the Loan Parties in connection with sales of Inventory included in the calculation of the Borrowing Base.

“Structured Hydrocarbon Supply Arrangement” means a transaction or series of transactions entered into by Borrower or a Restricted Subsidiary pursuant to which one or more third parties supplies, or agrees to supply, to Borrower and its Restricted Subsidiaries Hydrocarbons of a type that, at the time of such supply, are used or produced in the ordinary course of business of Borrower and its Restricted Subsidiaries, including, without limitation, such transactions that include sales by Borrower and its Restricted Subsidiaries of similar Hydrocarbons to such third parties and later purchases (or options to purchase) by Borrower or such Restricted Subsidiaries of similar Hydrocarbons from such third parties and/or their affiliates and such transactions that include the provision by Borrower or its Restricted Subsidiaries to such third parties of related storage and other related services or the leasing by Borrower and its Restricted Subsidiaries of related storage facilities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Super-Majority Lenders” means, as of any date of determination, Lenders having at least 75% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 75% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means, at any time, an amount equal to ten percent (10%) of the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Administrative Agent” means Bank of America in its capacity as administrative agent for the lenders under the Term Loan Credit Agreement (together with any successor thereto in such capacity).

“Term Collateral Documents” means the “Collateral Documents” under, and as defined in, the Term Loan Credit Agreement.

“Term Debt Reserve” means the aggregate amount of reserves established by the Administrative Agent with respect to (a) any Indebtedness of the Borrower or any Restricted Subsidiary that matures before the Maturity Date (other than purchase money obligations permitted by Section 7.03(e) or Indebtedness permitted by Section 7.03(l) or 7.03(m)), such reserves to be in an amount not less than the outstanding principal amount of such Indebtedness plus accrued interest thereon; provided that any Term Debt Reserve taken with respect to any such Indebtedness shall not go into effect until ninety (90) days prior to the maturity date of such Indebtedness, and (b) the Convertible Senior Notes (or other debt securities convertible into equity) at any time prior to the date that is ninety (90) days prior to the maturity date thereof if the holders thereof may then exercise their right to convert, if the Administrative Agent receives notice from the Borrower that holder(s) of Convertible Senior Notes (or another issue of debt securities convertible into equity) in an aggregate principal amount of $25,000,000 or more have elected to convert such holders’ Convertible Senior Notes (or other debt securities) prior to the maturity date thereof, such reserves to be in an amount not less than the outstanding principal amount of the Convertible Senior Notes (or such other debt securities).

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of all the Commitments pursuant to Section 2.06, and (c) the date of termination of all the Commitments pursuant to Section 8.02.

“Term Loan and Note Documents” means (i) the “Loan Documents” as defined in the Term Loan Credit Agreement, (ii) the Senior Secured Notes, the Senior Secured Note Indenture and the security agreements, mortgages, deeds of trust and other agreements and collateral documents executed in connection with or securing the Senior Secured Notes, and (iii) any documents governing refinancings, renewals and extensions of the Term Loan and Note Indebtedness that are permitted by Section 7.03(b).

“Term Loan and Note Indebtedness” means Indebtedness under the Term Loan Credit Agreement, Indebtedness evidenced by the Senior Secured Notes, and all refinancings, renewals and extensions thereof that are permitted by Section 7.03(b) .

“Term Loan and Note Maximum Amount” means $1,045,056,875.

“Term Loan Credit Agreement” means that certain Amended and Restated Term Loan Credit Agreement dated as of March 29, 2011, among the Borrower, as borrower, Bank of America, as administrative agent, and the financial institutions parties thereto.

“Term Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Term Priority Liens” means the Liens held by or on behalf of the Term Administrative Agent on the Term Priority Collateral pursuant to the Term Collateral Documents.

“Terminals” means the Flagstaff Terminal, the Albuquerque Terminal, the Yorktown Terminal, the El Paso Terminal, the Bloomfield Terminal, the Gallup Terminal and all other finished product,

asphalt, crude oil, and other storage terminals, tanks and lines and facilities related thereto owned or leased by the Borrower and its Restricted Subsidiaries.

“Threshold Amount” means $50,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code, including each such provision as it may subsequently be renumbered, as enacted in the State of New York or other applicable jurisdiction, as amended at the time in question.

“Unaudited Monthly Financial Statements” has the meaning specified in Section 5.05(a).

“Unaudited June 30, 2011 Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2011 and the related consolidated statements of operations for the fiscal quarters and portion of the fiscal year of the Borrower then ended and the consolidated statement of cash flows for the portion of the fiscal year of the Borrower then ended, including the notes thereto, as contained in the Borrower’s quarterly report on Form 10-Q for such fiscal quarter, as filed with the SEC.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Utilization Ratio” means, at any time, the ratio, expressed as a percentage, of (i) the aggregate Outstanding Amount of all Loans (other than Swing Line Loans and Protective Advances) and all L/C Obligations to (ii) Aggregate Commitments.

“Western Refining Southwest” means Western Refining Southwest, Inc., an Arizona corporation (formerly known as Giant Industries Arizona, Inc.).

“Western Refining Terminals” means Western Refining Terminals, Inc., an Arizona corporation (formerly known as Giant Mid-Continent, Inc.).

“Western Refining Yorktown” means Western Refining Yorktown, Inc., a Delaware corporation (formerly known as Giant Yorktown, Inc.).

“Yorktown Assets” means the Yorktown Terminal, storage tanks, pipelines, docks and wharfs, off-loading equipment and similar assets located at or near the Yorktown Refinery.

“Yorktown Refinery” means the refinery located in or near Yorktown, Virginia, and the land and other real estate appurtenant thereto, owned and operated by Western Refining Yorktown.

“Yorktown Terminal” means the terminal, dock and related facilities owned and operated by Western Refining Yorktown or another Loan Party located in or near Yorktown, Virginia.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) except as otherwise indicated, all references to the discretion of the Administrative Agent, the L/C Issuer or any Lender mean the sole discretion of such Person, (viii) all calculations of value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars, and (ix) all determinations (including calculations of the Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.

(b)           Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP).  The Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by the Administrative Agent, L/C Issuer or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except (x) as may be required by changes in GAAP, (y) as may be required by IFRS if the Borrower is required to apply IFRS as provided in Section 1.03(b), or (z) as may be otherwise specifically prescribed herein.  Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial ratio) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20  on financial liabilities shall be disregarded and (ii) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is an operating lease or a capital lease shall be made without giving effect to any Operating Lease Recharacterization.

(b)           Changes in GAAP; IFRS.  If (x) at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or (y) the Borrower is required (as advised by the Borrower’s outside auditors of national recognized standing) to apply IFRS rather than GAAP and such change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such application of IFRS, as the case may be (subject in each case to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to the application of IFRS, as applicable) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or to such application of IFRS, as applicable).

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of any amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed, at any time, the lesser of (a) the amount of such Lender’s Commitment, and (b) such Lender’s Applicable Percentage of the Borrowing Base; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Borrowing Base, and (ii) the aggregate Outstanding Amount of the

Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Overadvance Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Protective Advances, shall not exceed such Lender’s Applicable Percentage of the Borrowing Base.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay and repay under Section 2.05 and Section 2.07, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Committed Loans shall be made by the Lenders in accordance with each Lender’s Applicable Percentage.

2.02        Borrowings, Conversions and Continuations of Committed Loans.  (a)           Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given electronically.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested borrowing date of any Base Rate Committed Loans, which shall be a Business Day.  Each electronic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000, or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether electronic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Committed Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Committed Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Committed Loans.  Any such automatic conversion to Base Rate Committed Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Committed Loans.

(f)           Unless payment is otherwise timely made by the Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, L/C Obligations and Cash Collateral) or any Bank Product Debt shall be deemed to be a request for Base Rate Committed Loans on the due date, in the amount of such Obligations or Bank Product Debt.  The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, the Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of the Borrower maintained with the Administrative Agent or any of its Affiliates.

(g)           If the Borrower establishes a controlled disbursement account with the Administrative Agent or any Affiliate of the Administrative Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Committed Loans on the date of such presentation, in the amount of the check and items presented for payment.  The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

2.03        Letters of Credit.  (a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Overadvance Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Protective Advances, shall not exceed such Lender’s Applicable Percentage of the Borrowing Base, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Notwithstanding the foregoing, no L/C Issuer shall make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, the Administrative Agent shall not have received a copy of the Letter of Credit Application for such L/C Credit Extension and such L/C Issuer shall not have obtained confirmation from the Administrative Agent that such L/C Credit Extension is permitted hereunder.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)           The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           such Letter of Credit is to be denominated in a currency other than Dollars;

(D)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer, with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.21(a)(iv)) with respect to any Defaulting

Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one

Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject (i) to the receipt by the L/C Issuer of confirmation from the Administrative Agent that such L/C Credit Extension is permitted hereunder and (ii) to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or a Restricted Subsidiary thereof) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower agrees to reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the

Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal

Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lenders’ L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)           Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letters of Credit times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be (A) payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), (B) retained by the Borrower to the extent that the Borrower has provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 to cover Fronting Exposure that has not been reallocated pursuant to Section 2.21(a)(iv), and (C) with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower agrees to pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter (or otherwise agreed between the Borrower and the L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower agrees to pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)           L/C Issuer Reporting Requirements.  Each L/C Issuer shall, no later than the last Business Day of each month, provide to the Administrative Agent a schedule of the Letters of Credit issued by such L/C Issuer, such schedule to be in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month pursuant to Section 2.03(i).

(k)           Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(l)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Swing Line Loans.    The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans, L/C Obligations, Overadvance Loans and Protective Advances of the Lender acting as Swing Line Lender, may exceed the amount of the Commitment of the Lender acting as Swing Line Lender; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Overadvance Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Protective Advances, shall not exceed such Lender’s Applicable Percentage of the Borrowing Base, and provided further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given electronically.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such electronic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any electronic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (electronically or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (electronically or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (electronically or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)           The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender and the Administrative Agent to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender or the Administrative Agent, as applicable, shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in same day funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender or the Administrative Agent as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower agrees to immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(d)           If for any reason the Total Outstandings at any time exceed the Borrowing Base then in effect, the Borrower agrees to immediately prepay Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.14(b) hereof.

2.06        Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000, or any whole multiple of $1,000,000 in excess thereof, (c) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (i) the Total Outstandings would exceed the Aggregate Commitments or (ii) the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit after giving effect to such proposed reduction of the Aggregate Commitments, and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination of the Aggregate Commitments.

2.07        Repayment of Loans.  On the Maturity Date the Borrower shall repay all Committed Loans, all Protective Advances and all Overadvance Loans outstanding on such date.

(b)           The Borrower agrees to repay each Swing Line Loan on the earlier to occur of (i) the date that is ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest.  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans, (ii) the Outstanding Amount of L/C Obligations, and (iii) the Outstanding Amount of Overadvance Loans.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each fiscal quarter of the Borrower, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees

(i)           The Borrower agrees to pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower agrees to pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements or Borrowing Base Report of the Borrower or for any other reason, the Borrower or the Administrative Agent determines, in good faith, that the Consolidated Fixed Charge Coverage Ratio, average Excess Availability (expressed as a percentage of the Borrowing Base) or the average Utilization Ratio as calculated by the Borrower as of any applicable date was inaccurate and that a proper calculation of the

Consolidated Fixed Charge Coverage Ratio, average Excess Availability (expressed as a percentage of the Borrowing Base) or the average Utilization Ratio would have resulted in higher or lower pricing for such period, (i) the Borrower shall promptly deliver (but in any event within ten (10) Business Days), after the Borrower discovers such inaccuracy or the Borrower is notified by the Administrative Agent of such inaccuracy, as the case may be, to the Administrative Agent correct financial and Borrowing Base information for such period, as necessary, (ii) the Administrative Agent shall determine and notify the Borrower of the amount of interest that would have been due in respect of any of the outstanding Obligations and the amount of the Commitment Fees and Letter of Credit Fees, if any, during such period had the pricing been determined based on the correct calculation of the Consolidated Fixed Charge Coverage Ratio, average Excess Availability (expressed as a percentage of the Borrowing Base) or the average Utilization Ratio, as applicable, (iii) if the pricing was lower than it would have been, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and (iv) if the pricing was higher than it would have been, the difference between the amount actually paid in respect of such period and that amount shall be subtracted from the amount of the succeeding required payments by the Borrower in respect of interest, Commitment Fees or Letter of Credit Fees, as applicable.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11        Evidence of Debt.  (a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback. (a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Borrower and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans and Overadvance Loans, to fund participations in Letters of Credit, Swing Line Loans and Protective Advances, and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Payment of Other Obligations.  Loans, L/C Obligations, Extraordinary Expenses and other amounts payable pursuant to this Agreement and the other Loan Documents shall be paid by the Borrower as provided in this Agreement and the other Loan Documents, and, if no payment date is specified for such other amounts, such other amounts shall be payable within 10 days of written demand accompanied by reasonably detailed supporting information.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations, Swing Line Loans or Protective Advances held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations, Swing Line Loans or Protective Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.20, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations, Swing Line Loans or Protective Advances to any assignee or participant, other than an assignment to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Borrowing Base Determinations; Mandatory Prepayments of Loans.  (a)           Borrowing Base Determination. The Borrowing Base shall be determined either (x) as of the 15th day of each month and on the last day of each month, or (y) weekly as of the last Business Day of each week, as applicable, and at such other times as the Administrative Agent may request, in each case by reference to the most recent Borrowing Base Report delivered by the Borrower to the Administrative Agent pursuant to Section 6.02(h).  The Borrowing Base shall be subject to review and adjustment by the Administrative Agent in its Permitted Discretion (i) based upon the results of periodic field audits, inventory valuations, inventory assessments and/or other reports pursuant to Section 6.10, (ii) to reflect the Administrative Agent’s reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Accounts or otherwise, and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

(b)           Mandatory Prepayments if Total Outstandings exceed the Borrowing Base.  Subject to Section 2.17, if, on any date, the Total Outstandings exceed the Borrowing Base (an “Overadvance”), the Borrower agrees, without notice or demand, to prepay on such date the outstanding principal amount of the Loans by an amount equal to the applicable excess.  If on any date, after giving effect to any mandatory prepayment made on such date pursuant to the preceding sentence, the Outstanding Amount of all L/C Obligations exceed the Borrowing Base, the Borrower agrees to immediately Cash Collateralize the outstanding Letters of Credit on such date in an amount equal to the amount by which such Outstanding Amount of the L/C Obligations exceeds the Borrowing Base.

(c)           Borrowing Base Determination and Mandatory Prepayments upon Disposition of Borrowing Base Assets.  In the event of a Disposition of Borrowing Base Assets permitted by Section 7.05(a) (other than Dispositions of Inventory in the ordinary course of business), then at the time of receipt of such Net Cash Proceeds of such Disposition (i) (A) if Excess Availability is less than $100,000,000 and (B) the amount of Net Cash Proceeds of such Disposition, when added to the Net Cash Proceeds of all other such Dispositions since the date as of which the Borrowing Base was determined in the Borrowing Base Report most recently delivered under Section 6.02(h) or this Section 2.14(c) exceeds $10,000,000, or (ii) (A) if Excess Availability is $100,000,000 or more and (B) the amount of Net Cash Proceeds of such Disposition, when added to the Net Cash Proceeds of all other such Dispositions of Borrowing Base Assets received by the Borrower and its Restricted Subsidiaries since the date as of which the Borrowing Base was determined in the Borrowing Base Report most recently delivered under Section 6.02(h) or this Section 2.14(c) exceeds $30,000,000, the Borrower shall deliver to the Administrative Agent a Borrowing Base Report prepared taking into account such Disposition and shall make such mandatory prepayments as may be required by Section 2.14(b) (and, if required by such Section, provide Cash Collateral as therein set forth).

(d)           Application of Payments.  During any Cash Dominion Period, the Administrative Agent shall apply the ledger balances in the Dominion Accounts as of the end of a Business Day to the Obligations then outstanding at the beginning of the next Business Day.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of the Borrower or other Loan Party and shall be made available to the Borrower or other Loan Party, as applicable, upon request by the Borrower or such other Loan Party.  The Borrower and each Loan Party irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that the Administrative Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations then outstanding, in such manner as the Administrative Agent deems advisable.

(e)           Miscellaneous.  No corresponding reduction in the Commitments shall be required by reason of prepayments pursuant to this Section 2.14.

2.15        Security.  All Obligations of the Borrower and the Guarantors shall be secured in accordance with the Collateral Documents.

2.16        Increase in Commitments.  (a)           Request for Increase.  After the Closing Date, provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request an increase in the Aggregate Commitments by an amount (for all such requests) not to exceed $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the maximum aggregate number of such requests that the Borrower may make under this Section is four.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond.

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount of the increase to which it agrees.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  Subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”), and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Secretary or Assistant Secretary of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and a certificate of a Responsible Officer certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in clauses (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01, and (B) no Default exists.  The Borrower shall prepay any Committed Loans and Overadvance Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans and Overadvance Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)           Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.17        Overadvances.  (a)           Unless its authority has been revoked in writing by Required Lenders the Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrower to make the mandatory prepayments required by Section 2.14(b), (i) when no other Event of Default is known to Administrative Agent, provided that (A) no Overadvance may continue for more than 30 consecutive days and no additional Overadvance Loans may be required for at least five consecutive days following the termination of the preceding Overadvance, and (B) the Overadvance is not known by the Administrative Agent to exceed 5.0% of the Borrowing Base; and (ii) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, provided that from and after the date of such discovery, the Overadvance (A) shall not be increased by more than an amount equal to 2.5% of the Borrowing Base, and (B) does not continue for more than 30 consecutive days; provided, however, that without the consent of the Required Lenders, the aggregate amount of the Overadvance permitted under this Section 2.17 at any time shall not exceed an amount that is equal to 5.0% of the Borrowing Base.

(b)           Overadvance Loans shall be made by the Lenders in accordance with each Lender’s Applicable Percentage.

(c)           In no event shall Overadvance Loans be required that would cause the Total Outstandings to exceed the Aggregate Commitments.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.

(d)           Overadvance Loans shall accrue interest at the Base Rate plus the Applicable Rate applicable to Base Rate Loans, and may not be converted into Eurodollar Rate Loans.  Overadvance Loans shall be payable on demand.

(e)           In no event shall the Borrower or other Loan Party be deemed a beneficiary of this Section 2.17 nor authorized to enforce any of its terms.

2.18        Protective Advances.  (a)           The Administrative Agent shall be authorized, in its discretion, at any time that any one or more of the conditions in Section 4.02 are not satisfied, to make Base Rate Loans (“Protective Advances”) (i) up to an aggregate principal amount, when taken together with the aggregate principal amount of Overadvance Loans then outstanding, not to exceed 7.5% of the Borrowing Base, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations or (ii) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses, when the same shall become due; provided that after giving effect to any Protective Advance, the Total Outstandings shall not exceed the Aggregate Commitments.  Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent risk participations in each Protective Advance in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Protective Advance, and each Lender shall transfer the amount of its risk participation to the Administrative Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefor.  Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent.  Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

(b)           Protective Advances shall accrue interest at the Base Rate plus the Applicable Rate that is applicable to Base Rate Loans and are not eligible to convert into Eurodollar Rate Loans.  Protective Advances shall be payable on demand.

2.19        Settlement.  To facilitate administration of the Loans, the Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by the Borrower) that settlement among them with respect to Swing Line Loans, Protective Advances and other Loans may take place on a date determined from time to time by the Administrative Agent, which shall occur at least weekly.  On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by the Administrative Agent to the Lenders.  Between settlement dates, the Administrative Agent may in its discretion apply payments on Loans to Swing Line Loans or Protective Advances, regardless of any designation by Borrower or any provision herein to the contrary.  Each Lender’s obligation to make settlements with the Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swing Line Loan or Protective Advance may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from the Administrative Agent a risk participation in each unpaid Swing Line Loan and in each unpaid Protective Advance in an amount equal to the product of such Lender’s Applicable Percentage times the amount of each such Swing Line Loan and each such Protective Advance and shall transfer the amount of such participation to the Administrative Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefore.  The provisions of this Section 2.19 shall not limit the rights of the Swing Line Lender or the obligations of the Lenders or the Borrower under Section 2.04.

2.20        Cash Collateral.  (a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  If the Borrower fails to provide Cash Collateral in the amount and at the times as required by this Agreement, the Lenders may (and shall upon direction of the Administrative Agent) advance, as Base Rate Committed Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c).  If at any time the Administrative Agent determines in good faith that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Sections 2.03, 2.04, 2.05, 2.21 or 8.02 in respect of Letters of Credit, Swing Line Loans or Protective Advances shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, Protective Advances, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the Administrative Agent, L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.21        Defaulting Lenders.  (a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan, Letter of Credit or Protective Advance; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Advances were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.  Each Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)           Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Protective Advances pursuant to Sections 2.03, 2.04 and 2.18, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans and Protective Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Total Outstandings of that non-Defaulting Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and Overadvance Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.  (a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other

Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)           Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower (or a Lender pursuant to Section 3.01(d) (a “Paying Lender”)) or with respect to which the Borrower (or such Paying Lender) has paid additional amounts pursuant to this Section, it shall pay to the Borrower (or such Paying Lender, as applicable) an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower (or such Paying Lender) under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower (or such Paying Lender, as applicable), upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (or such Paying Lender) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower, agree, upon demand from such Lender (with a copy to the Administrative Agent), to prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.  (a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest of which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower agrees to pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower agrees to pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower agrees to pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower agrees to pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower agrees to promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower agrees to also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.  (a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions to Initial Credit Extension.  The effectiveness of this Agreement, and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder, are subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s and each Lender’s receipt of the following, each of which shall be originals or telecopies or pdf or similar electronic copies (followed promptly by originals) unless otherwise specified, and in the case of documents delivered by the Borrower, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           executed counterparts of this Agreement;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note at least one Business Day prior to the Closing Date;

(iii)          the Collateral Documents and any restatements or reaffirmations thereof, executed by the Loan Parties party thereto in appropriate form for recording, where necessary, which, among other things, reaffirm first priority Liens in the Collateral owned by the Borrower and its Subsidiaries which constitutes Revolver Priority Collateral, and reaffirm second priority Liens in the Collateral owned by the Borrower and its Subsidiaries which constitutes Term Priority Collateral, together with:

(A)          such Lien searches as the Administrative Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no Liens in favor of any Persons (other than the Liens securing the Obligations and the Liens permitted by Section 7.01);

(B)           evidence of the establishment of each Dominion Account and related lockboxes, together with fully-executed Deposit Account Control Agreements with respect thereto; and

(C)           except as provided for in Schedule 6.16, evidence that all other actions necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect such Liens and the Administrative Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken;

(iv)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is party;

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and in good standing in the jurisdiction of its formation;

(vi)           a satisfactory opinion of Davis Polk & Wardwell, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(vii)           a Borrowing Base Report demonstrating that, after giving effect to any Credit Extensions made on the Closing Date, and the payment by the Borrower of all fees and expenses incurred in connection herewith, (x) Excess Availability shall not be less than $150,000,000 and (y) the sum of (A) Excess Availability and (B) cash and Cash Equivalents held in deposit accounts and securities accounts with the Administrative Agent and over which the Administrative Agent has control shall not be less than $250,000,000;

(viii)           a certificate of a Responsible Officer of the Borrower as to the matters set forth below in this clause (viii):

(A)          attaching the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of July 31, 2011, and the related consolidated statements of income or operations for such month and the related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended, and certifying that such statements (1) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (2) fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments;

(B)           certifying that, after giving effect to any Credit Extensions made on the Closing Date, the representations and warranties of the Borrower and the other Loan Parties contained in Article V or in any other Loan Document are true and correct as of the Closing Date except as disclosed in such certificate and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date;

(C)           certifying that, after giving effect to any Credit Extensions made on the Closing Date, no Default or Event of Default shall exist; and

(D)           certifying that there shall not have occurred since December 31, 2010 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

(b)           the Administrative Agent’s receipt of satisfactory policies or certificates of insurance for the insurance carried by the Borrower and its Subsidiaries, all in compliance with the Loan Documents;

(c)           the Closing Date shall have occurred on or before September 30, 2011;

(d)           any fees and expenses of the Arrangers, the Administrative Agent and the Lenders required to be paid on or before the Closing Date and invoiced at least one Business Day prior to the Closing Date shall have been paid; and

(e)           all fees, charges and disbursements of counsel to the Administrative Agent, including any local counsel,  to the extent invoiced at least one Business Day  prior to or on the Closing Date, shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Upon satisfaction of all the conditions specified in Section 4.01 as of the Closing Date, the Existing Revolving Credit Agreement will be amended and restated by this Agreement (with the Existing Letters of Credit being renewed and continued) and all Liens securing obligations under the Existing Revolving Credit Agreement shall be automatically continued.

4.02        Conditions to all Credit Extensions. The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, before and after giving effect to such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, (i) the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)(i), 6.01(b)(i) and 6.01(c), respectively, and (ii) the representations and warranties contained in Section 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)(ii) and 6.01(b)(ii), respectively.

(b)           No Default shall exist or would result from such proposed Credit Extension, or from the application of the proceeds thereof.

(c)           Both before and after giving effect to such Credit Extension, Total Outstandings shall not exceed the Borrowing Base.

(d)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is party or affecting such Person, or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05        Financial Statements; No Material Adverse Effect.  (a)           The Audited Financial Statements, the Unaudited June 30, 2011 Financial Statements, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(c), and the related consolidated statements of income or operations for the month ended on the date thereof and the related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended (the “Unaudited Monthly Financial Statements”), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii) with respect to the Unaudited June 30, 2011 Financial Statements and the Unaudited Monthly Financial Statements, to the absence of footnotes and to normal year-end audit adjustments.

(b)           The consolidated balance sheet of the MLP and its Subsidiaries most recently delivered pursuant to Sections 6.01(a)(ii) and 6.01(b)(ii), and the related consolidated statements of income or operations and cash flows for the applicable period ended on the date thereof and for the portion of the MLP’s fiscal year then ended, as applicable, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the MLP and its Subsidiaries, as of the date thereof and their results of operations for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues (a) except as disclosed on Schedule 5.06, that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  No Default exists or would be reasonably expected to result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  The Borrower and each Restricted Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance.  The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that such

Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12        ERISA Compliance.  (a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Pension Plan that is intended to be a qualified plan under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of the Borrower or any ERISA Affiliate, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not reasonably be likely to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the knowledge of the Borrower and any ERISA Affiliate, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13        Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and the Term Collateral Documents.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14        Margin Regulations; Investment Company Act.  (a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, Swing Line Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16        Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, etc.  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19        Collateral Documents.  (a)           The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lender Secured Parties, a legal, valid and enforceable (i) first priority security interest in all right, title and interest of the Loan Parties in the Revolver Priority Collateral described therein, and (ii) second priority security interest (subject only to the Term Priority Liens) in all right, title and interest of the Loan Parties in the Term Priority Collateral described therein, in each case, subject to the terms and provisions of the Intercreditor Agreement.

Financing statements have been filed in the offices in all of the jurisdictions listed in the schedules to each Security Agreement executed by a Loan Party.

(b)           All representations and warranties of the Loan Parties contained in the Collateral Documents are true and correct in all material respects.

5.20        Common Enterprise.  The operations of the Borrower and its Subsidiaries require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole.  The Borrower has requested the Lenders to make credit available hereunder primarily for the purposes set forth in Section 6.11 and generally for the purposes of financing the operations of the Borrower and its Subsidiaries.  The Borrower and each of its Subsidiaries expect to derive benefit (and the Board of Directors or other similar governing body of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries are enhanced by the continued successful performance of the functions of the group as a whole.  The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01        Financial Statements.  The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of (x) in the case of clause (i), the Borrower or (y) in the case of clause (ii), such MLP,

(i)           a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and

(ii)           a consolidated balance sheet of each MLP and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form, to the extent that such MLP then existed, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of (x) in the case of clause (i), the Borrower and (y) in the case of clause (ii), such MLP,

(i)           a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statement of income or operations for such fiscal quarter and the related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year for such statement of income or operations, the corresponding portion of the previous fiscal year for such statements of income or operations and cash flows and the balance sheet as at the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and

(ii)           a consolidated balance sheet of each MLP and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statement of income or operations for such fiscal quarter and the related consolidated statements of income or operations and cash flows for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form, to the extent that such MLP then existed, the figures for the corresponding fiscal quarter of the previous fiscal year for such statement of income or operations, the corresponding portion of the previous fiscal year for such statements of income or operations and cash flows and the balance sheet as at the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of each MLP and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and

(c)           as soon as available, but in any event within 30 days after the end of each month other than the last month of the first three quarters of any fiscal year (but within 60 days after the last month in each fiscal year), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related consolidated statement of income or operations for such month and the related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year for such statement of income or operations, the corresponding portion of the previous fiscal year for such statements of income or operations and cash flows and the balance sheet as at the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under clause (a), (b) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a), (b) and (c) above at the times specified therein.

6.02        Certificates; Other Information.  The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           within 30 days after the end of each fiscal year, an annual business plan and budget of the Borrower and its Restricted Subsidiaries containing, among other things, projections of the Borrower’s and its Restricted Subsidiaries’ consolidated results of operations, cash flow and Excess Availability for the next fiscal year, in each case presented on an quarterly basis and in form, scope and detail substantially similar to the annual business plan and budget delivered to the Borrower’s board of directors (with the exception that the materials delivered under this Section 6.02(c) shall be presented on a quarterly basis);

(d)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or audit committee of the board of directors (or comparable board or committee) of any Loan Party by independent accountants in connection with the accounts or books of such Loan Party, or any audit of any of them;

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members of the Borrower or public investors in any MLP, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party or any MLP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           a Borrowing Base Report certified by a Responsible Officer of the Borrower as fairly presenting the Borrowing Base as of the applicable dates set forth in clauses (A) and (B) below and at such other times as the Administrative Agent may request, together with a certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit E-2 (or such other form as shall be acceptable to the Administrative Agent) as to certain matters relating to storage, transportation and other charges, and if requested by the Administrative Agent or any Lender, (i) a listing and aging of Eligible Accounts Receivable by counterparty, and (ii) a schedule of inventory volumes and market values calculated in accordance with Schedule 1.01A Methods:

(A)           Semi-Monthly Reporting. The Borrower shall be required to deliver a Borrowing Base Report within ten (10) Business Days following the 15th day, and within twelve (12) Business Days following the last day, of each month, unless clause (B) below applies.  Each such semi-monthly Borrowing Base Report shall be prepared as of the 15th day or the last day of each calendar month, as applicable, and shall be delivered not later than ten (10) or twelve (12) Business Days after the end of the applicable period as set forth above; and

(B)           Weekly Reporting.  If Excess Availability is less than (i) twenty-five percent (25%) of the Borrowing Base for a period of three consecutive Business Days (the third such Business Day being herein referred to as the “Third Consecutive Day”) or (ii) twenty percent (20%) of the Borrowing Base at any time (the first such day being herein referred to as the “First 20% Day”), then the Borrower shall be required to deliver Borrowing Base Reports weekly.  The first such Borrowing Base Report  required to be delivered pursuant to this clause (B) shall be prepared as of the Friday preceding such Third Consecutive Day or the First 20% Day, as applicable, and shall be delivered not later than the fourth (4th) Business Day following such Third Consecutive Day or the First 20% Day, as applicable, and the next Borrowing Base Report shall be prepared as of the next Friday that occurs thereafter and shall be delivered not later than the fourth (4th) Business Day after such Friday.  The Borrower shall continue to deliver weekly Borrowing Base Reports thereafter (each such Borrowing Base Report shall cover a one-week period ending on a Friday and shall be delivered not later than fourth (4th) Business Days thereafter), until Excess Availability is equal to or greater than twenty-five percent (25%) of the Borrowing Base for 30 consecutive days;

provided that if any day on which a Borrowing Base Report is required to be delivered is not a Business Day, then the Borrowing Base Report otherwise required to be delivered on such day shall instead be delivered on the next succeeding Business Day;

(i)           so long as there shall be any Indebtedness outstanding under the Senior Secured Note Indenture, notice of the entry by the Borrower or any of its Subsidiaries into a Credit Facility and the amount of Indebtedness incurred thereunder;

(j)           notice of the entry by the Borrower or any of its Restricted Subsidiaries into any Lender Swap Contract (promptly after the Borrower enters into any such Lender Swap Contract), specifying the identity of the Lender Swap Provider, the notional amount, the nature of the Lender Swap Contract and such other information as the Administrative Agent reasonably may request;

(k)           notice of the occurrence of any default, event of default, termination event or other event under any Lender Swap Contract that after the giving of notice, passage of time or both, would permit either counterparty to such Lender Swap Contract to terminate early any or all trades relating to such contract, and the liability, if any, of the Borrower or Restricted Subsidiary, as applicable, in the event thereof;

(l)           notice of the entry by the Borrower or any of its Restricted Subsidiaries into any Cash Management Agreement (promptly after the Borrower enters into any such Cash Management Agreement), specifying the identity of the Cash Management Bank, the nature of the Cash Management Agreement and such other information as the Administrative Agent reasonably may request;

(m)          concurrently with any notice provided to the Term Administrative Agent or the lenders under the Term Loan Credit Agreement, of the occurrence of a Default as therein defined; and

(n)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c), or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  In the event that the Borrower furnishes to the Administrative Agent written notices or other documentation pursuant to this Section 6.02, the Administrative Agent shall promptly furnish a copy thereof to each Lender pursuant to the procedures for notices and communications set forth in Section 10.02.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03        Notices.  The Borrower shall promptly notify the Administrative Agent and each Lender of:

(a)           the occurrence of any Default;

(b)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the

commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to any of the Term Loan and Note Documents, (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to any of the Term Loan and Note Documents, and (iii) receipt of any Extraordinary Receipt (as defined in the Term Loan Credit Agreement) for which the Borrower is required to make a mandatory prepayment pursuant to any of the Term Loan and Note Documents and, in each case, the amount of the mandatory prepayment required to be made;

(d)          the closure of any Refinery, or a cessation of a material portion of the business activities of the Borrower and its Restricted Subsidiaries, taken as a whole;

(e)           the occurrence of any ERISA Event;

(f)           any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary; and

(g)          the election by any holder(s) of Convertible Senior Notes to convert any such notes if the principal amount of Convertible Senior Notes held by such holders, when added together with the principal amount of Convertible Senior Notes held by other holders who have elected to convert, equals or exceeds $25,000,000.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, etc.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to  (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  (a)           The Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times, at its expense, cause to be carried and maintained with reputable insurers, (i) insurance (including property insurance, liability insurance, business interruption insurance, and workers’ compensation insurance) of the kinds and in the amounts and with deductibles as are customarily maintained by prudent companies in similar circumstances, carrying on similar businesses or having comparable properties and reasonably acceptable to the Administrative Agent; and (ii) with respect to any portion of real property Collateral that is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(b)           All insurance required to be maintained by the Loan Parties shall comply with the following general requirements: (i) all insurance shall be written by insurance companies that are rated in A.M. Best’s Key Insurance Rating Guide or any successor thereto (or if there be none, an organization having a similar national reputation) with a general policyholder rating of “A-” or better and a financial rating of at least “VIII” or otherwise reasonably acceptable to the Administrative Agent; (ii) business interruption insurance, property insurance and flood insurance in respect of the Collateral (other than workers’ compensation and employer’s liability insurance, and other than insurance covering costs of compliance with the Agreed Order issued in 2000 by the Texas Commission on Environmental Quality with respect to the El Paso refinery (the “Agreed Order Coverage”)) shall name the Administrative Agent (or, if required by the Intercreditor Agreement, the Control Agent) and the Lenders as mortgagee/loss payees, as their respective interests may appear; (iii) with the exception of the Agreed Order Coverage, each policy shall provide that (A) it will not be cancelled except after not less than 30 days’ (but 10 days if for non-payment of premium) prior written notice to the Administrative Agent; (B) the interests of the Administrative Agent and the Lenders shall not be invalidated or otherwise compromised by any act or negligence of, or breach of representation or warranty by the Borrower or any Person having an interest in the property and (C) such insurance is primary with respect to any other insurance carried by or available to the Administrative Agent and/or any Lender; and (iv) with the exception of the Agreed Order Coverage, insurers shall waive their rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against the Administrative Agent, the Control Agent and the Lenders and further the insurers shall waive any right to claim any premiums or commission against the Administrative Agent, the Control Agent or any Lender.

(c)           The Borrower will notify the Administrative Agent and the Lenders at least 10 days prior to any policy cancellation, reduction in policy limits, modification or amendment or other material change which would result in non-compliance with the requirements of this Section 6.07.

(d)           No provision of this Section 6.07 shall impose on the Administrative Agent, the Control Agent or Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower or other Loan Parties, nor shall the Administrative Agent, the Control Agent or the Lenders be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.  Any failure on the part of the Administrative Agent, the Control Agent or the Lenders to pursue or obtain the evidence of insurance required by this Section 6.07 from the Borrower or other Loan Parties and/or failure of the Administrative Agent or the Lenders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Section 6.07.

(e)           Prior to the expiration dates of expiring policies, the Borrower shall deliver to the Administrative Agent evidence of insurance issued by the insurer(s) or their authorized representatives evidencing insurance required to be maintained by the Borrower pursuant to this Section 6.07, together with a certificate or other statement signed by an officer of the Borrower, certifying on behalf of the Borrower that the Borrower maintains insurance as required by this Section 6.07.

(f)           All insurance proceeds or condemnation proceeds received by the Borrower, any Restricted Subsidiary, the Administrative Agent or the Control Agent in respect of Revolver Priority Collateral shall be deposited in a Dominion Account in accordance with Section 6.14(b) provided that so long as no Cash Dominion Period is in effect, if the proceeds of any insurance claim, do not exceed $500,000, then such proceeds need not be deposited into a Dominion Account.

(g)           The Borrower, for itself and on behalf of each of its Restricted Subsidiaries, hereby irrevocably makes, constitutes and appoints the Administrative Agent, during the existence and continuation of a Default, as the Borrower’s and each Restricted Subsidiary’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under policies of “all risk” insurance with respect to the Revolver Priority Collateral, and for endorsing the name of the Borrower and its Restricted Subsidiaries on any check or other item of payment for the proceeds of such insurance.

6.08        Compliance with Laws and Contractual Obligations.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and all Contractual Obligations, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights; Field Audits and Other Reports.  (a)           The Borrower shall, and shall cause its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)           The Administrative Agent may, from time to time as it may require subject to the limitations set forth in the last sentence of this clause (b), conduct or cause to be conducted a field audit and an inventory report with respect to Inventory owned by one or more of the Loan Parties (an “Inventory Report”) (as used in this Section 6.10 the term “Report” shall mean a field audit or an Inventory Report) at the expense of the Borrower; provided that, on the date that a Report is requested by the Administrative Agent (a “Report Request Date”),

(i)           if Excess Availability then equals or exceeds 65% of the Borrowing Base, and no Event of Default exists, (A) the Borrower shall not be required to pay for any field audit if the Borrower has paid for a field audit that was requested pursuant to this Section 6.10(b) during such fiscal year, and (B) the Borrower shall not be required to pay for any Inventory Report if the Borrower has paid for an Inventory Report that was requested pursuant to this Section 6.10(b) during such fiscal year;

(ii)           if Excess Availability equals or exceeds the greater of (i) 17.5% of the Borrowing Base, or (ii) $60,000,000, but is less than 65% of the Borrowing Base, and no Event of Default exists, (A) the Borrower shall not be required to pay for any field audit if the Borrower has paid for two or more field audits that were requested pursuant to this Section 6.10(b) during such fiscal year, and (B) the Borrower shall not be required to pay for any Inventory Report if the Borrower has paid for two or more Inventory Reports that were requested pursuant to this Section 6.10(b) during such fiscal year; and

(iii)           if Excess Availability is less than the greater of (i) 17.5% of the Borrowing Base, or (ii) $60,000,000, and no Event of Default exists, (A) the Borrower shall not be required to pay for any field audit if the Borrower has paid for three or more field audits that were requested pursuant to this Section 6.10(b) during such fiscal year, and (B) the Borrower shall not be required to pay for any Inventory Report if the Borrower has paid for three or more Inventory Reports that were requested pursuant to this Section 6.10(b) during such Fiscal Year;

provided, however, (A) unless the following clause (B) of this sentence is applicable, the Administrative Agent shall request that a field audit of Revolver Priority Collateral be conducted annually, twice per year, or three times per year, as applicable, to the extent that the Borrower is required to pay for such field audit pursuant to clauses (i), (ii) or (iii) above, and (B) beginning on December 31, 2011 and on a quarterly basis thereafter, if on the Report Request Date the Consolidated Fixed Charge Coverage Ratio determined as of the most recent month-end for which the Administrative Agent has received financial statements pursuant to Section 6.01(c) or, with respect to the last month in a fiscal quarter, as of the most recent fiscal quarter-end for which the Administrative Agent has received financial statements pursuant to Section 6.01(b), equals or exceeds 1.25 to 1.00 and no Event of Default exists, (1) the Borrower shall not be required to pay for any field audit if the Borrower has paid for two or more field audits that were requested pursuant to this Section 6.10(b) during such fiscal year, and (2) the Borrower shall not be required to pay for any Inventory Report if the Borrower has paid for two or more Inventory Reports that were requested pursuant to this Section 6.10(b) during such fiscal year.

For the avoidance of doubt, (i) with respect to any Report requested pursuant to this Section 6.10(b), if an Event of Default exists on the applicable Report Request Date, such Report shall be conducted at the expense of the Borrower; and (ii) to the extent that the Borrower is not required to pay for a Report requested pursuant to this clause (b), such Report shall be conducted at no expense to the Borrower; provided, however, that the Administrative Agent agrees that no more than five field audits shall be conducted in any fiscal year and no more than five Inventory Reports shall be obtained in any fiscal year, exclusive in each case of any Reports requested on a Report Request Date during which an Event of Default exists.

(c)           In addition to the Reports described in Section 6.10(b), at any time that the Borrower elects for the Eligible Lubricants Inventory component of the Borrowing Base to be determined by reference to the net orderly liquidation value thereof as set forth in clause (iv) of the definition of “Borrowing Base”, the Administrative Agent shall be permitted to obtain, at the expense of the Borrower, an appraisal of the Eligible Lubricants Inventory included in the Borrowing Base (an “Eligible Lubricants

Inventory Appraisal”), provided, that, the Administrative Agent agrees that no more than two Eligible Lubricants Inventory Appraisals shall be conducted in any fiscal year.

(d)           In addition to the Reports and appraisals described in Section 6.10(b) and Section 6.10(c), in the event a Loan Party makes an Acquisition and seeks to include assets acquired in connection with such Acquisition (the “acquired assets”) in the Borrowing Base, the Administrative Agent may require (and shall require to the extent that the purchase price of, or allocated to, such acquired assets (which assets are Revolver Priority Collateral) is $50,000,000 or more), as a condition to including such assets in the Borrowing Base, a satisfactory field report and appraisal of such assets to be conducted at the expense of the Borrower.  If such field report or appraisal is required by the Administrative Agent, then unless otherwise agreed by the Administrative Agent, until such time as such field report and appraisal are complete, the acquired assets will not constitute Eligible Accounts Receivable, Eligible Refinery Hydrocarbon Inventory, Eligible In-Transit Crude Oil or Eligible Lubricants Inventory.

6.11        Use of Proceeds.  The Borrower shall use the proceeds of the Credit Extensions to repay Indebtedness of the Borrower and its Restricted Subsidiaries, including Term Loan and Note Indebtedness, for working capital and capital expenditures, and for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12        Guarantors; Additional Security Agreements.  (a)           The Borrower shall notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary, and promptly thereafter (and in any event within 30 days), cause each Restricted Subsidiary that is organized under the laws of any State in the United States of America that (i) has total assets with a book value of $5,000,000 or more or (ii) executes a guaranty agreement with respect to the Borrower’s obligations under any other Indebtedness for borrowed money, to (x) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of such Person as the Administrative Agent may require evidencing the identity, authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Person is party, and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and such opinions of counsel (including opinions as to the legality, validity, binding effect and enforceability of such documentation) as the Administrative Agent requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           The Borrower shall cause each Person that becomes a Restricted Subsidiary and is organized under the laws of any state in the United States of America which (i) has total assets with a book value of $5,000,000 or (2) executes a security agreement granting Liens on any of its property to secure Borrower’s obligations under any other Indebtedness for borrowed money to promptly (x) execute and deliver to the Administrative Agent a Security Agreement, deeds of trust or mortgages covering any real property on which a Lien is required pursuant to this Section 6.12, a joinder agreement to the Intercreditor Agreement and such financing statements and other documents and instruments related thereto as the Administrative Agent or the Required Lenders may require, and (y) deliver to the Administrative Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of such Person as the Administrative Agent may require evidencing the identity, authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Person is party, and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and such opinions of counsel (including opinions as to the legality, validity, binding effect and enforceability of such documentation) as the Administrative Agent requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)           The Borrower will cause the Refineries, and all of the Borrower’s and its Restricted Subsidiaries’ other material real property and personal property (other than motor vehicles) and assets, to be subject at all times to perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of Collateral Documents as the Administrative Agent shall reasonably request, subject in any case to Liens permitted under Section 7.01 and rights of lenders and agents under the Term Collateral Documents as provided in the Intercreditor Agreement; provided, however, that for so long as no Default has occurred and is existing, the Borrower and its Restricted Subsidiaries shall not be required to grant Liens on (or perfect Liens on fixtures located at) real property consisting of Terminals, convenience stores, retail sale locations or card locks, or on aircraft owned by the Borrower or its Restricted Subsidiaries and used for company business.  In the case of Collateral of the type described in the definition of Revolver Priority Collateral, the Liens securing the Obligations shall be first priority Liens, and in the case of Collateral of the type described in the definition of Term Priority Collateral, the Liens securing the Obligations shall be second in priority to the Liens of the lenders and agents under the Term Collateral Documents as provided in the Intercreditor Agreement.

With respect to real property other than real property used for operation of the Refineries, the Borrower may propose that real property be deemed not material for purposes of this Section 6.12, and such proposal shall be subject to the disapproval of Administrative Agent or the Required Lenders.

(d)           In furtherance of the foregoing provisions of this Section 6.12, in connection with property that becomes property owned by the Borrower or any Restricted Subsidiary after the Closing Date, if a Lien on such property is required by Section 6.12(c), the Borrower shall deliver and shall cause each of its Restricted Subsidiaries to deliver such documentation as the Administrative Agent may deem necessary or desirable in connection with the creation of such Lien, including mortgages, deeds of trust, security agreements, UCC-1 financing statements, and real estate title insurance policies and flood insurance policies (or copies of such policies issued to, or issued and held on behalf of, the Term Administrative Agent), surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of the grantor of liens, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered by the Loan Parties on the Closing Date, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(e)           Notwithstanding anything to the contrary in this Agreement, (i) as long as Navajo Convenient Stores Co., LLC has total assets with a book value of less than $5,000,000 and has not guaranteed any Indebtedness, Navajo Convenient Stores Co., LLC shall not be required to execute Collateral Documents, and (ii) with respect to each Contango Subsidiary that is a borrower under a Contango Credit Facility, (x) as long as such Contango Subsidiary has not guaranteed any Indebtedness or other obligation of any other Person (except a Contango Credit Facility), such Contango Subsidiary shall not be required to become a Guarantor, and (y) so long as such Contango Subsidiary has not granted Liens on any of its assets other than Liens to secure obligations under such Contango Credit Facility as permitted by Section 7.01(o), such Contango Subsidiary shall not be required to grant a Lien on its assets to secure the Obligations or enter into any Collateral Documents.

(f)           In the case of assets or properties other than the Refineries, this Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of Liens in particular assets or property where it determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

6.13        Landlord and Storage Agreements.  The Borrower shall, and shall cause its Restricted Subsidiaries to, provide to the Administrative Agent, promptly after execution thereof, copies of all material storage, pipeline and similar agreements and material amendments and modifications thereto, between the Borrower or any Restricted Subsidiary and any landlord, warehouseman, processor, shipper, bailee or other Person that owns or operates any premises or facility where any Borrowing Base Assets having a market value determined in accordance with Schedule 1.01A Methods in excess of $2,000,000 are located.

6.14        Dominion Accounts.  (a)           The Borrower and the other Loan Parties shall maintain such Dominion Accounts as the Administrative Agent shall request in its reasonable discretion pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent.  The Borrower shall obtain an agreement (in form and substance reasonably satisfactory to the Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing the Administrative Agent’s control over and Lien on the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges incurred in connection with such lockbox or other account.  If a Dominion Account is not maintained with Bank of America, the Administrative Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America.  Neither the Administrative Agent nor any Lender assumes any responsibility to the Borrower or any other Loan Party for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any checks, drafts, or other items of payment payable to the Borrower or such other Loan Party accepted by any bank.

(b)           The Borrower and other Loan Parties shall request in writing, and otherwise take such steps as may be reasonably necessary to direct, that all payments on accounts (as defined in the UCC) and all proceeds of Revolver Priority Collateral (except as provided in Section 6.07(f)) are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If the Borrower or any other Loan Party receives cash or checks, drafts, or other items of payment payable to it with respect to any account (as defined in the UCC) or in respect of Revolver Priority Collateral (except as provided in Section 6.07(f)), it shall hold same in trust for the Administrative Agent, for the benefit of the Lenders, and promptly (but not later than the next Business Day) deposit same into the applicable Dominion Account.  Subject to Section 2.14(d), all amounts in the Dominion Accounts shall be automatically transferred to such account or accounts as the Borrower may designate from time to time not later than the close of business on each Business Day.

(c)           The Borrower and the other Loan Parties shall take all actions necessary to establish the Administrative Agent’s control over each deposit account (other than accounts used exclusively for payroll, payroll taxes or employee benefits and such other accounts as the Administrative Agent may in its reasonable judgment determine that the costs of establishing such control shall be excessive in view of the benefits to be obtained by the Lenders therefrom).  The Borrower or applicable Loan Party shall promptly notify the Administrative Agent of any opening or closing of a deposit account.

(d)           Notwithstanding the foregoing or anything to the contrary herein, upon the reasonable request of the Borrower, (x) exceptions to this Section 6.14 and Section 2.14(d) may be granted at the discretion of the Administrative Agent to take into account operational needs of the Borrower and its Restricted Subsidiaries in the ordinary course of business and (y) to the extent that any deposit accounts are acquired by a Loan Party in connection with an Acquisition permitted by Section 7.02, compliance with the provisions of the first sentence of Section 6.14(b) and the provisions of Section 6.14(c) shall be completed no later than the date that is 30 days after the consummation of such Acquisition (or such later date as the Administrative Agent shall agree).

6.15        Further Assurances.  Promptly upon request by the Administrative Agent or the Required Lenders, the Borrower shall (and shall cause any of its Restricted Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents as any of the properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

6.16        Post-Closing Actions.  The Borrower shall, and shall cause each of its applicable Subsidiaries to, complete each of the actions described on Schedule 6.16 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.16 with respect to such action or such later date to which the Administrative Agent may reasonably agree.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety or appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)           Subject to the provisions of the Deposit Account Control Agreements, Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower, (ii) the Borrower (or applicable Restricted Subsidiary) maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Borrower, any Guarantor or any Restricted Subsidiary to provide cash collateral to the depository institution;

(k)           Liens on cash and cash equivalents not to exceed at any time $125,000,000 in the aggregate, securing obligations of the Borrower or its Restricted Subsidiaries pursuant to Swap Contracts for commodity swap transactions provided that such cash and cash equivalents are held in accounts segregated from any cash, cash equivalents and other assets constituting Revolver Priority Collateral;

(l)           Liens securing obligations under the Term Loan and Note Documents or securing Refinancing Indebtedness permitted by Section 7.03(b), covering Collateral that is also subject to Liens in favor of the Administrative Agent, provided that such Liens are subject to the Intercreditor Agreement;

(m)           the interests of E.I. DuPont de Nemours and Company (“DuPont”) under the Ground Lease between DuPont (executed by DuPont on June 29, 2005) and Western Refining Company, L.P. (executed by Western Refining Company, L.P. on June 27, 2005);

(n)           Liens on assets (other than assets constituting Revolver Priority Collateral) securing Indebtedness in an aggregate principal amount not to exceed $25,000,000 permitted by Section 7.03(j);

(o)           Liens on Inventory, accounts receivable and related personal property intangible assets of the Contango Subsidiary and Liens on the Equity Interests in the Contango Subsidiary securing Indebtedness permitted by Section 7.03(m), provided that (i) such assets are not commingled with any Borrowing Base Assets, and (ii) no proceeds of such assets shall be commingled with proceeds of any Borrowing Base Assets or any Eligible Cash;

(p)           “protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including liens granted by the Borrower or a Restricted Subsidiary to the counterparty in a Structured Hydrocarbon Supply Arrangement, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction; provided that (x) no assets encumbered by such Liens are commingled with any Borrowing Base Assets, and (y) (1) no proceeds of sales of such assets are comingled with proceeds of sales of Borrowing Base Assets or any Eligible Cash, and (2) the obligations secured by such Liens on Accounts or Inventory sold by the Borrower or a Restricted Subsidiary to a counterparty may not exceed $100,000,000 in the aggregate at any time;

(q)           precautionary UCC financing statements made in respect of (i) consignments, provided that none of the property covered by such UCC financing statements may be commingled with any Borrowing Base Assets and none of the proceeds of sales of such property shall be commingled with the proceeds of Borrowing Base Assets or any Eligible Cash, or (ii) operating leases;

(r)           Liens on metals and the right to receive metals arising out of a sale-leaseback of a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries, securing obligations of the Borrower or a Restricted Subsidiary in respect of such sale-leaseback transaction, provided that such Liens do not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing;

(s)           Liens securing Indebtedness permitted under Section 7.03(l) provided that such Liens cover only (w) unearned premiums or dividends, (x) loss payments which reduce the unearned premiums, subject however, in the case of Revolver Priority Collateral, to the interests of the Administrative Agent as mortgagee or loss payee and (y) any interest in any state guarantee fund relating to any financed policy;

(t)           any Liens (other than Liens on Revolver Priority Collateral), not otherwise described in Subsections 7.01(a) through 7.01(s) above securing Indebtedness or other payment obligations, provided that the principal amount of the Indebtedness plus the amount of other obligations secured by such Liens shall not exceed $10,000,000 in the aggregate at any time outstanding.

7.02        Investments.  Make or hold any Investments, except:

(a)           Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes, in accordance with any applicable Laws;

(c)           Investments in a wholly-owned Restricted Subsidiary that is already a Guarantor prior to the making of such Investment;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.03;

(f)           Investments in non-wholly-owned Restricted Subsidiaries and in Permitted Joint Ventures, provided that (i) no Default exists at the time of or as a result of any such Investment, (ii) the dollar amount of such Investments made during any fiscal year shall not exceed $20,000,000 (and any portion of such permitted amount that is not expended for Investment pursuant to this paragraph in the fiscal year for which it is permitted, may be carried over for expenditure as an Investment pursuant to this paragraph in the next following fiscal year and successive fiscal years), (iii) the aggregate dollar amount of all Investments made pursuant to this paragraph during the term of this Agreement may not exceed $80,000,000, and (iv) the Borrower delivers to the Administrative Agent on or before the date on which it or any of its Restricted Subsidiaries consummates such Investment a certificate of a Responsible Officer of the Borrower, in form reasonably satisfactory to the Administrative Agent, certifying as to compliance with clauses (i) through (iii) above and attaching calculations demonstrating that after giving effect to such Investment, Excess Availability shall be equal to or greater than the greater of (A) 15% of the Borrowing Base or (B) $50,000,000;

(g)           extensions of credit described in Schedule 7.02 through and including the maturity date thereof, but not any increases or renewals;

(h)           subject to Sections 7.14 and 7.05(a)(vii), Investments in MLP Subsidiaries;

(i)           Investments in Contango Subsidiaries in an aggregate amount outstanding at any time for all such Investments not to exceed $25,000,000;

(j)           Acquisitions not otherwise described in Subsections 7.02(a) through 7.02(i) above meeting the following criteria:

(i)           immediately before and after the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Investment, and the representation and warranty contained in Section 5.14(a) shall be true both before and after giving effect to such Investment;

(ii)           (A) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or (B) (1) the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States and (2) the assets of such Person are located in the United States (other than a de minimis amount of assets in relation to the total assets of such Person);

(iii)          upon the consummation of any Acquisition of Equity Interests of any Person, such Person shall promptly (and in any event no later than thirty (30) days after consummation of the Acquisition (or such other period as the Administrative Agent may agree)) comply with the documentation requirements of Section 6.12, as applicable;

(iv)          the Borrower delivers to the Administrative Agent on or before the date on which it or any of its Restricted Subsidiaries consummates such Acquisition a certificate of a Responsible Officer of the Borrower, in form reasonably satisfactory to the Administrative Agent, certifying that no Default exists immediately before, or would result from, the making of such Acquisition and attaching calculations:

(A)           (1) demonstrating Excess Availability equal to or greater than the greater of (x) 17.5% of the Borrowing Base, or (y) $100,000,000, on the date of such Acquisition and at all times during the six (6) month period preceding the making of such Acquisition, calculated on a pro forma basis as if such Acquisition had been made at the beginning of the six (6) month period, and at all times on a projected basis during the six

(6) month period following the making of such Acquisition and (2) demonstrating that the Consolidated Fixed Charge Coverage Ratio, as of the most recent month end for which financial statements have been delivered pursuant to Section 6.01(c) or, with respect to the last month in a fiscal quarter, the most recent fiscal quarter-end for which financial statements have been delivered pursuant to Section 6.01(b), is greater than 1.00 to 1.00, calculated on a pro forma basis as if such Acquisition had been made at the beginning of the twelve-month period for which the Consolidated Fixed Charge Coverage Ratio is calculated, or

(B)           demonstrating Excess Availability equal to not less than 35% of the Borrowing Base on the date of such Acquisition and at all times during the six (6) month period preceding the making of such Acquisition, calculated on a pro forma basis as if such Acquisition had been made at the beginning of the six (6) month period, and at all times on a projected basis during the six (6) month period following the making of such Acquisition;

Such calculations (1) shall be reasonably detailed based on pro forma financial statements prepared in accordance with Regulation S-X, (2) shall, in the case of projections, be performed using methodologies that are reasonably acceptable to the Administrative Agent, and (3) shall be accompanied by a certification of a Responsible Officer that such pro forma financial statements were prepared in accordance with Regulation S-X and that such projections were based on assumptions believed by the Borrower in good faith to be reasonable; and

(k)           Other Investments (other than Acquisitions) not exceeding $15,000,000 in the aggregate during the term of this Agreement.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Loan Parties under the Loan Documents;

(b)           Indebtedness of the Borrower under the Term Loan and Note Documents in an aggregate principal amount not to exceed at any time the Term Loan and Note Maximum Amount, and any refinancings, renewals or extensions of all or any part thereof, provided that (i) the amount of Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewal, or extension, (ii) the maturity date of such refinancing, renewing or extending Indebtedness (“Refinancing Indebtedness”) is no earlier than the date that is 90 days after the Maturity Date and the average life to maturity of such Refinancing Indebtedness is at least equal to the average life to maturity of the Indebtedness being refinanced, renewed or extended (“Refinanced Indebtedness”), (iii) the material terms (other than pricing and yield) of such Refinancing Indebtedness or of any agreement entered into or of any instrument issued in connection therewith are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness, (iv) if such Refinancing Indebtedness is secured, no collateral secures the Refinancing Indebtedness other than collateral that secures the Refinanced Indebtedness, and (v) such Refinancing Indebtedness (and, if applicable the Liens securing same) do not contravene the provisions of the Intercreditor Agreement, and if such Refinancing Indebtedness is secured, the holders of such Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the Intercreditor Agreement or enter into a replacement intercreditor agreement containing terms that are substantially similar to those of the Intercreditor Agreement, as may be acceptable to the Administrative Agent;

(c)           Guarantees of the Borrower or any Guarantor in respect of other Indebtedness otherwise permitted under this Section 7.03 of the Borrower or any Guarantor;

(d)           obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under (i) any Swap Contract entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries consisting of transactions for the purchase, sale or exchange of Hydrocarbons of the types used or produced in the ordinary course of operations of the Borrower and its Restricted Subsidiaries, and (ii) any other Swap Contract provided that in the case of this clause (ii) such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower and its Restricted Subsidiaries, or changes in the value of securities issued by the Borrower and its Restricted Subsidiaries, and not for purposes of speculation or taking a “market view;” and such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness of the Borrower or any Guarantor in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000;

(f)           obligations of Western Refining Company, L.P. under the Ground Lease described in Section 7.01(m) and under the Sulfuric Acid Regeneration and Sulfur Gas Processing Agreement between E.I. DuPont de Nemours and Company and Western Refining Company, L.P. executed in connection therewith;

(g)           Indebtedness of a Restricted Subsidiary owed to the Borrower or to a Guarantor, provided that such Indebtedness (i) constitutes Collateral upon which the Administrative Agent has a perfected first priority Lien to secure the Obligations, and (ii) in the case of Indebtedness owed to a Guarantor, is subordinated to the Obligations on subordination terms acceptable to the Administrative Agent, and (iii) is otherwise permitted under the provisions of Section 7.02;

(h)           unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $600,000,000 at any time outstanding, provided, that (A) the material terms of such Indebtedness or of any agreement entered into or of any instrument issued in connection therewith are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of the Loan Documents, and (B) not more than $100,000,000 of such Indebtedness may have a maturity date that is earlier than, or scheduled payments of principal earlier than, the date that is 90 days after the Maturity Date.

(i)           unsecured Indebtedness of the Borrower under the Convertible Senior Notes  in an aggregate principal amount not to exceed $215,450,000, and any refinancings, renewals or extensions of all or any part thereof, provided that (i) the amount of Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, renewal, or extension, and (ii) the maturity date of such refinancing, renewing or extending Indebtedness (“Convertible Senior Note Refinancing Indebtedness”) is no earlier than the date that is 90 days after the Maturity Date and the average life to maturity of such Convertible Senior Note Refinancing Indebtedness is at least equal to average life to maturity of the Indebtedness being refinanced;

(j)           Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, which may be unsecured or may be secured by Liens on assets other than Revolver Priority Collateral;

(k)           Indebtedness of the Borrower or any Guarantor which has been subordinated to the Obligations and the Term Loan and Note Indebtedness in form and substance reasonably satisfactory to the Administrative Agent;

(l)           Indebtedness of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business to finance the payment of premiums for a twelve-month period for insurance, provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $15,000,000;

(m)           (i) Indebtedness of the Contango Subsidiary incurred to finance its participation in contango market opportunities with respect to Hydrocarbons not to exceed an aggregate principal amount of $100,000,000 at any time outstanding, and (ii) Indebtedness in the form of Guarantees of the Borrower and any Guarantor in respect thereof; and

(n)           Indebtedness in connection with a sale-leaseback transaction involving a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, except that, so long as no Default exists or would result therefrom:

(a)           the Borrower may merge with any other Person, provided that the Borrower shall be the continuing or surviving Person;

(b)           any Restricted Subsidiary may merge with (x) the Borrower, subject to clause (a) above, and (y) any one or more other Restricted Subsidiaries; provided that if a Guarantor is a party to a merger referred to in this clause (y), the continuing or surviving Person shall be a Guarantor; and

(c)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

In addition to and without limiting the foregoing provisions, the Borrower shall not permit any MLP Subsidiary to merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(i)           any MLP Subsidiary may merge with any one or more other MLP Subsidiaries; and

(ii)           any MLP Subsidiary may consolidate or merge with another corporation or entity, and a Person may consolidate with or merge into any MLP Subsidiary, provided that (x) the MLP Subsidiary shall be the ultimate surviving entity, and (y) the surviving entity shall be after the merger a Solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

7.05        Dispositions.  (a)           Make any Disposition or enter into any agreement to make any Disposition, except that, subject to the terms of Section 7.05(b), the following shall be permitted:

(i)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)           Dispositions of Inventory in the ordinary course of business;

(iii)          Leases of property in the ordinary course of business, provided that unless otherwise agreed by the Administrative Agent, any lease of any property that constitutes Collateral must be expressly subordinate (by the terms of lease or pursuant to a subordination agreement satisfactory to the Administrative Agent containing standard subordination language and, if agreed to by the Administrative Agent, standard non-disturbance language) to the Administrative Agent’s Liens under the applicable deed of trust or mortgage;

(iv)          Dispositions of equipment or real property to the extent that replacement property is acquired substantially contemporaneously with such Disposition;

(v)           Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(vi)          Dispositions permitted by Section 7.04;

(vii)         Transfers of assets (other than Revolver Priority Collateral and other than any Refinery) to the MLP; provided that the aggregate market value of assets invested by the Borrower and its Restricted Subsidiaries in MLP Subsidiaries during the term of this Agreement that do not constitute Qualifying Assets shall not exceed $10,000,000;

(viii)        Dispositions of other property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(ix)           Dispositions of Hydrocarbons in connection with any Structured Hydrocarbon Supply Arrangement; and

(x)           Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, no Default shall exist or would result from such Disposition;

(xi)           Dispositions by the Borrower of the Yorktown Assets;

(xii)          Dispositions by the Borrower of Logistics Assets; and

(xiii)         Disposition of a Non-Operational Refinery (or any assets constituting part of a Non-Operational Refinery);

provided that (A) each Disposition described in this Section 7.05(a) (other than a Disposition of assets to a Loan Party) (i) shall be for fair market value, and (ii) in the case of a Disposition of Revolver Priority Collateral (other than a Disposition in the ordinary course of business or in the case of Dispositions pursuant to clauses (xi), (xii) and (xiii)), shall be for 100% cash; (B) to the extent a mandatory prepayment of any Term Loan and Note Indebtedness is required by any Term Loan and Note Documents as result of such Disposition, the Borrower shall make such mandatory prepayments; (C) in the case of a Disposition of Borrowing Base Assets to which Section 2.14(c) applies, the Borrower shall comply with the terms of such Section; and (D) all payments with respect to a Disposition of Revolver Priority Collateral are deposited in a Dominion Account to the extent required by Section 6.14(b).

(b)           Notwithstanding anything to the contrary set forth in this Section 7.05, neither the Borrower nor any Restricted Subsidiary shall Dispose of any Refinery other than as permitted under Section 7.05(a)(xiii).

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Restricted Subsidiary (provided that the aggregate amount of such payments to Persons other than Loan Parties shall not exceed $5,000,000 per fiscal year), ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)           the Borrower and the Restricted Subsidiaries may make Restricted Payments provided that Borrower delivers to the Administrative Agent, on or before the date on which each such Restricted Payment is to be made (or, in the case of dividends of the Borrower, declared), a certificate of a Responsible Officer of the Borrower, in form satisfactory to the Administrative Agent, certifying that no Default exists immediately before, or would result from, the making of such Restricted Payment on such date and attaching calculations:

(i)           (A) demonstrating Excess Availability equal to or greater than the greater of (x) 20% of the Borrowing Base, or (y) $100,000,000, on the date that such Restricted Payment is made (or, in the case of dividends of the Borrower, declared), at all times during the six (6) month period preceding the making of such Restricted Payment calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such six-month period, and at all times on a projected basis during the six (6) month period following the making (or declaration, as applicable) of such Restricted Payment and (B) demonstrating that the Consolidated Fixed Charge Coverage Ratio, as of the most recent month-end for which financial statements have been delivered pursuant to Section 6.01(c) or, with respect to the last month in a fiscal quarter, the most recent fiscal quarter-end for which financial statements have been delivered pursuant to Section 6.01(b), is in an amount greater than 1.10 to 1.00, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of the twelve-month period for which the Consolidated Fixed Charge Coverage Ratio is calculated, or

(ii)           demonstrating Excess Availability equal to not less than 35% of the Borrowing Base on the date that such Restricted Payment is made (or, in the case of dividends of the Borrower, declared), at all times during the six (6) month period preceding the making of such Restricted Payment calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such six-month period, and at all times on a projected basis during the six (6) month period following the making (or declaration, as applicable) of such Restricted Payment;

and provided further that (A) the Borrower shall notify the Administrative Agent when any dividend is declared, (B) the Administrative Agent shall be entitled to reserve against the obligation of the Borrower to pay such dividend, and (C) such dividend shall be paid within forty-five (45) days of declaration.

Such calculations shall be reasonably detailed and shall be performed using methodologies reasonably acceptable to the Administrative Agent, and based, in the case of projections, on assumptions certified by a Responsible Officer of the Borrower as believed by the Borrower in good faith to be reasonable.

7.07        Change in Nature of Business.  Engage in, or permit any MLP Subsidiary to engage in, any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto.  Ownership of a pipeline is a line of business permitted by this Section 7.07.

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

7.09        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement, the Term Loan Credit Agreement, the Senior Secured Note Indenture as in effect on the Closing Date and agreements governing Refinancing Indebtedness (subject to clause (iii) of Section 7.03(b)) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or to any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Obligations of the Borrower, or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person securing the Obligations, provided, however, that this clause (iii) shall not prohibit any negative pledge in favor of any holder of any Lien permitted under Sections 7.01(b), (e), (f), (i), (k), (n), (o), (q), (r), (s) and (t) solely to the extent any such negative pledge or other restriction on transfer of property relates to the property financed by or the subject of such Indebtedness and proceeds thereof; and provided further that clauses (i), (ii) and (iii) shall not prohibit any restrictions contained in any agreement or instrument entered into in connection with a Contango Credit Facility so long as such limitations apply only to the related Contango Subsidiary and its assets and, in the case of clause (iii), the Equity Interests in such Contango Subsidiary; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations of such Person.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11        Consolidated Fixed Charge Coverage Ratio.  At all times that Excess Availability is less than the greater of (i) 12.5% of the Borrowing Base or (ii) $50,000,000, the Consolidated Fixed Charge Coverage Ratio, determined as of the most recent month-end for which the Administrative Agent has received financial statements pursuant to Section 6.01(c) or, with respect to the last month in a fiscal quarter, determined as of the most recent fiscal quarter-end for which the Administrative Agent has received financial statements pursuant to Section 6.01(b), shall not be less than 1.00 to 1.00.  The Borrower agrees to provide the Administrative Agent and the Lenders a calculation of the Consolidated Fixed Charge Coverage Ratio in the Compliance Certificate delivered by the Borrower pursuant to Section 6.02(b) concurrently with the delivery of financial statements required under Section 6.01, regardless of whether the Consolidated Fixed Charge Coverage Ratio is then required to be tested under this Section 7.11.

7.12        Prepayment of Certain Other Indebtedness.  At any time before repayment in full of all Term Loan and Note Indebtedness and secured Refinancing Indebtedness, make any voluntary, optional or other non-scheduled payment, prepayment, redemption or acquisition for value (including without limitation by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due, but excluding (A) any refinancing thereof permitted under Section 7.03 and (B) any payment made in satisfaction of the Borrower’s or any Restricted Subsidiary’s obligations with respect to the conversion or exchange of any debt securities convertible into or exchangeable, in whole or in part, for shares of capital stock of (or other ownership or profit interests in) the Borrower or any Restricted Subsidiary, in each case to the extent that (x) any such payment is made in lieu of fractional shares or (y) any such payment does not exceed the principal amount of the debt securities in respect of which the conversion or exchange right has been exercised) of any unsecured Indebtedness incurred pursuant to Sections 7.03(b), 7.03(h) (but only in the case of any such Indebtedness that has a maturity date on or after the date that is 90 days after the Maturity Date), 7.03(i) or 7.03(k), unless the Borrower delivers to the Administrative Agent, on or before the date on which each such payment is to be made, a certificate of a Responsible Officer of the Borrower, certifying that no Default exists immediately before, or would result from, the making of such payment and attaching calculations:

(i)           (A) demonstrating Excess Availability equal to or greater than the greater of (x) 17.5% of the Borrowing Base, or (y) $100,000,000, on the date of such payment, at all times during the six (6) month period preceding the making of such payment calculated on a pro forma basis as if such payment had been made at the beginning of such six-month period, and at all times on a projected basis during the six (6) month period following the making of such payment, and (B) demonstrating that the Consolidated Fixed Charge Coverage Ratio, as of the most recent month-end for which financial statements have been delivered pursuant to Section 6.01(c) or, with respect to the last month in a fiscal quarter, as of the most recent fiscal quarter-end for which financial statements have been delivered pursuant to Section 6.01(b), is in an amount greater than 1.00 to 1.00, calculated on a pro forma basis as if such payment had been made at the beginning of the twelve-month period for which the Consolidated Fixed Charge Coverage Ratio is calculated; provided that for purposes of this clause (B), Consolidated Fixed Charges shall include all principal payments in respect of Indebtedness (other than obligations under Swap Contracts) that are made, whether or not due and payable during the applicable period, or

(ii)           demonstrating Excess Availability equal to not less than 35% of the Borrowing Base on the date of such payment, at all times during the six (6) month period preceding the making of such payment calculated on a pro forma basis as if such payment had been made at the beginning of such six-month period, and at all times on a projected basis during the six (6) month period following the making of such payment.

Such calculations shall be reasonably detailed and shall be performed using methodologies reasonably acceptable to the Administrative Agent, based, in the case of projections, on assumptions certified by a Responsible Officer of the Borrower as believed by the Borrower in good faith to be reasonable.

7.13        Amendments to Term Loan and Note Documents.  Amend the terms of any Term Loan and Note Document or of documents governing Refinancing Indebtedness, if such amendment would (i) increase the amount of such Indebtedness except by an amount equal to reasonable fees and expenses incurred in connection with such amendment (provided that the Borrower shall be permitted to exercise its option under Section 2.13 of the Term Loan Credit Agreement to borrow additional amounts of up to $250,000,000 or, if the Term Loan Credit Agreement is amended to permit greater additional amounts (it being agreed, for the avoidance of doubt, that any such amendment shall not be prohibited by this Section 7.13(i)), such greater additional amount so long as any such incurrence does not cause the aggregate amount of such Indebtedness to exceed the Term Loan and Note Maximum Amount, (ii) change the maturity date to a date that is earlier than twelve (12) months after the Maturity Date then in effect, (iii) shorten the average life to maturity of such Indebtedness, (iv) result in the material terms of such Indebtedness or of any agreement entered into or of any instrument issued in connection therewith to be less favorable in any material respect to the Loan Parties or the Lenders, or (v) contravene the provisions of the Intercreditor Agreement.

7.14        Covenants Relating to MLP Subsidiaries.  The Borrower and its Restricted Subsidiaries shall be subject to the following covenants relating to MLP Subsidiaries:

(a)           the Borrower shall not permit a MLP GP to engage into any business other than holding a general partnership interest in a MLP;

(b)           neither the Borrower nor any of its Restricted Subsidiaries shall (i) provide any Guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of a MLP Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary, (ii) permit any Indebtedness or other obligation (contingent or otherwise) of a MLP Subsidiary to be recourse to the Borrower or any Restricted Subsidiary, (iii) have any direct or indirect obligation to maintain or preserve the financial condition of such MLP Subsidiary or to cause any such MLP Subsidiary to achieve any specified level of operating results, and (iv) permit a Lien on any of its property to secure, or permit any of its property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any MLP Subsidiary;

(c)           neither the Borrower nor any of its Restricted Subsidiaries shall permit a MLP Subsidiary to (i) own any capital stock of or other Equity Interests in the Borrower or any Restricted Subsidiary, (ii) hold any Indebtedness of the Borrower or any Restricted Subsidiary, except in the ordinary course of business but in no event Indebtedness for borrowed money, or (iii) hold any Lien on property of the Borrower or any Restricted Subsidiary, except in connection with the ordinary course of business but in no event to secure Indebtedness for borrowed money.

7.15        Certain Undertakings Relating to the Separateness of the MLP and the MLP Subsidiaries.  (a)           Separate Records; Separate Assets.  The Borrower shall, and shall cause the MLP and the MLP Subsidiaries to, (i) maintain their respective books and records and their respective accounts separate from those of the Borrower and its Restricted Subsidiaries, and (ii) maintain their respective financial and other books and records showing their respective assets and liabilities separate and apart from those of the Borrower and its Restricted Subsidiaries. The Borrower shall not commingle or pool, and shall cause the MLP Subsidiaries not to commingle or pool, their respective funds or other assets with those of any other Person, except their respective consolidated Subsidiaries, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(b)           Separate Name; Separate Credit.  The Borrower shall, and shall cause the MLP Subsidiaries to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries,  and (ii) generally hold themselves as entities separate from the Borrower and its Restricted Subsidiaries. The Borrower shall, and shall cause the MLP Subsidiaries to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations.

(c)           Separate Formalities.  The Borrower shall cause the MLP Subsidiaries to observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents and applicable Law.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.

(i)           The Borrower fails to perform or observe any term, covenant or agreement contained in any of (A) Sections 6.02(h), 6.02(m), 6.03(a), 6.05(a), 6.11, 6.14, or Article VII; or (B) Section 6.10(a) if (with respect to clause (B) only) another Event of Default exists at the time of such failure; or

(ii)           The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.10(a) and (if no other Event of Default exists at the time of such failure) such failure continues for ten days; or

(iii)          The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01(a) or 6.02(k), or fails to deliver the Compliance Certificate pursuant to Section 6.02(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a), and such failure continues for fifteen days; or

(iv)          The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(b) or 6.01(c), fails to deliver the Compliance Certificate pursuant to Section 6.02(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(b) or 6.01(c), or fails to comply with Section 6.07 due to a lapse of insurance coverage at the end of a policy period, and such failure continues for five days; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.

(i)           The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)           There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(iii)           An Event of Default as defined in the Term Loan Credit Agreement, the Senior Secured Note Indenture or the agreements governing Refinancing Indebtedness shall occur; or

(f)           Insolvency Proceedings, etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 45 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or the Borrower or any of its Subsidiaries shall take any corporate, partnership or company action in furtherance of the foregoing; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Collateral.

(i)           Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(ii)           Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest with the priority required pursuant to this Agreement; or

(iii)          Any holders of the Term Priority Collateral (or the Term Administrative Agent) fail to comply with the terms of the Intercreditor Agreement (with respect to the Term Priority Collateral) in any respect materially adverse to the Lenders.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof), Bank Product Debt and other Obligations that are contingent or not yet due and payable, and if the Loan Parties fail promptly to deposit such Cash Collateral, the Lenders may (and shall upon the direction of the Administrative Agent upon the request of the Required Lenders) advance the required Cash Collateral as Base Rate Committed Loans (whether or not an Overadvance exists or is created thereby or the conditions in Section 4.02 are satisfied); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Extraordinary Expenses) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Bank Product Debt) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations (other than Bank Product Debt) constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the L/C Issuers in proportion to the undrawn amounts of Letters of Credit issued by each L/C Issuer to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.20;

Sixth, to payment of the remaining portion of the Obligations (including Bank Product Debt), ratably among the Lenders, the Lender Swap Providers and the Cash Management Banks in proportion to the respective amounts described in this clause Sixth owed to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts shall be applied to each category of Obligations set forth above until full payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to the Administrative Agent or the actual Bank Product Debt as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Lender Secured Parties.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.  The allocations set forth in this Section are solely to determine the rights and priorities of the Administrative Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party.  This Section is not for the benefit of or enforceable by any Loan Party.

Subject to Sections 2.03(c) and 2.20, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.04        Erroneous Application.  The Administrative Agent shall not be liable for any application of amounts made by it pursuant to Section 8.03 in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.  (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly set forth in Sections 9.06 and 9.10(a), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer and shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations, and neither the Borrower nor any other Loan Party nor any other Person shall have rights as a third party beneficiary of any of such provisions.  As between the Loan Parties and the Administrative Agent, any action that the Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by the Lenders and shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Lender Swap Provider and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide cash management services, products under hedging agreements, commercial credit card and merchant card services, and other banking products or services, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor (including any fees or other consideration received in connection therewith) to the Lenders.  In their individual capacity, Bank of America and its Affiliates may receive information regarding Loan Parties, their Affiliates and their account debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Administrative Agent hereunder.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit issued by Bank of America.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the book managers, arrangers or agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10        Collateral and Guaranty Matters.  (a)           The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent:

(i)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments, the expiration or termination of all Letters of Credit, payment in full of all Obligations (other than contingent indemnification obligations) under this Agreement and the other Loan Documents, and payment in full of all other Obligations (as such term is defined for purposes of the Collateral Documents) that are due and payable or otherwise accrued and owing at or prior to the time the Obligations under this Agreement are paid, (B) that is sold or Disposed of or to be sold or Disposed of as part of or in connection with any sale or Disposition permitted hereunder (other than a Disposition under clause (v) of Section 7.05(a)) or under any other Loan Document, or (C) if approved, authorized or ratified in writing by the Required Lenders, provided, that a release of the Administrative Agent’s Lien, on all or substantially all of the Collateral shall require the written approval of all Lenders pursuant to Section 10.01(g);

(ii)           to release any Lien held by the Administrative Agent under any Loan Document on any Term Priority Collateral if the Liens on the Revolver Priority Collateral securing the Term Loan and Note Indebtedness shall have been released and the holders of any Refinancing Indebtedness in respect of such Term Loan and Note Indebtedness shall not have been granted Liens on any of the Revolver Priority Collateral;

(iii)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) to the holder of any Lien on such property that is permitted by Sections 7.01(i), 7.01(r), or 7.01(s), (B) to the holder of any Lien on such property as may be required pursuant to the Intercreditor Agreement, and (C) at such time as the Intercreditor Agreement is no longer in effect, to the holder of any Lien on such property that is permitted by Sections 7.01(n) or 7.01(t); and

(iv)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(b)           Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lender Secured Parties.  Except to the extent unanimity is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)           The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(d)           The Administrative Agent shall have no obligation to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 9.10 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability to any Lender, other than to act without gross negligence or willful misconduct.

(e)           In furtherance of the authorizations set forth in this Section 9.10, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Document), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve the Lender’s Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in clause (a) hereof.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Collateral matters described in this Section 9.10.  The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent.  The power of attorney conferred by this Section 9.10(e) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders have any Commitments under the Loan Documents.

9.11        Reports.  The Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Administrative Agent with respect to any Loan Party or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the Loan Parties’ books and records as well as upon representations of the Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations, in each case except to the extent disclosure is required by applicable laws or regulations or by any subpoena or similar legal process.  Each Lender agrees to indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any losses, claims, damages, liabilities and related expense arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender.

9.12        Bank Product Debt.  Except as otherwise expressly set forth herein or in any Collateral Document, no Lender or Affiliate thereof that is owed any Bank Product Debt that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Debt unless the Administrative Agent has received written notice of such Bank Product Debt, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate, as the case may be.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any scheduled date fixed by this Agreement or any other Loan Document for any payment (it being understood that the mandatory prepayments under Section 2.05 do not provide for a scheduled date fixed for payment), of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; provided that an extension of the maturity date of any Loan (or the termination date in respect of the Commitment under which any Loan is made), and a waiver of Section 2.13 by the holders of Loans whose maturity date (or the termination date of the Commitment under which such Loans are made) is so extended with respect to payments received on the maturity of Loans whose maturity date (or the termination date of the Commitment under which such Loans were made) has not been extended shall not require the consent of any Lender whose Loans are (or whose Commitment is) not subject to such extension so long as the terms of such extension are not otherwise adverse to any Lender whose Loans are (or whose Commitment is) not subject to such extension;

(f)           change any provision of this Section or the definition of “Required Lenders” or “Super-Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           except as provided in Section 9.10 and except as required pursuant to the Intercreditor Agreement, release, or subordinate the Liens of the Administrative Agent on, all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)           release all or substantially all of the value of the Guaranty or subordinate all or substantially all of the Obligations, without the written consent of each Lender, except in the case of the

Guaranty to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i)           amend the definition of “Borrowing Base” (or any defined term used in such definition), without the written consent of the Super-Majority Lenders; or

(j)           increase any of the advance rates set forth in clauses (i) through (viii) of the definition of “Borrowing Base”, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02      Notices; Effectiveness; Electronic Communication.  (a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to a Loan Party, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02, or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their own discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  The Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including electronic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All electronic notices to and other electronic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.  (a)           Costs and Expenses.  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all Extraordinary Expenses and other out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such from and after the Closing Date, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity from and after the Closing Date.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor accompanied by reasonably detailed supporting information.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the

replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.  (a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld, and shall be deemed given if no objection is made within five Business Days after written notice to the Borrower of the proposed assignment) shall be required to the extent set forth in the definition of “Eligible Assignee”;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required to the extent set forth in the definition of “Eligible Assignee”;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender, or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent,

the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c), (ii) any pledge referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, Administrative Agent, each Lender, the L/C Issuer and each of their respective Affiliates, are each authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to

Administrative Agent, such Lender, the L/C Issuer or any such Affiliate, irrespective of whether or not Administrative Agent, such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of Administrative Agent, each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent, such Lender, the L/C Issuer or their respective Affiliates may have.  Administrative Agent, each Lender and the L/C Issuer agree to notify the Borrower, and each Lender shall notify the Administrative Agent, promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if the Borrower has the right to replace a Lender pursuant to Section 10.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; etc.  (a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM

ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Lender or the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18      OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a)           EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS MAY BE CREATED ON THE COLLATERAL PURSUANT TO THE TERM LOAN AND NOTE DOCUMENTS, WHICH LIENS ON THE REVOLVER PRIORITY COLLATERAL SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN OR IN ANY LOAN DOCUMENT TO THE CONTRARY, THE LIENS AND SECURITY INTEREST GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE VARIOUS LOAN DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT PURSUANT TO THE LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  THE INTERCREDITOR AGREEMENT ALSO CONTAINS CERTAIN PROVISIONS PROVIDING FOR RELEASES OF COLLATERAL PURSUANT TO THE LOAN DOCUMENTS IN THE EVENT THAT SUCH COLLATERAL IS RELEASED PURSUANT TO THE TERM LOAN AND NOTE DOCUMENTS.  PURSUANT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER, ON ITS OWN BEHALF AND ON BEHALF OF ANY AFFILIATE THAT IS A CASH MANAGEMENT BANK OR LENDER SWAP PROVIDER, AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, THE LENDER SWAP PROVIDERS AND THE CASH MANAGEMENT BANKS AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           EACH LENDER, ON ITS OWN BEHALF AND ON BEHALF OF ANY AFFILIATE THAT IS A CASH MANAGEMENT BANK OR LENDER SWAP PROVIDER, AUTHORIZES THE ADMINISTRATIVE AGENT TO ENTER INTO AN AMENDMENT TO THE INTERCREDITOR AGREEMENT FOLLOWING THE CLOSING DATE ON BEHALF OF THE LENDERS, THE LENDER SWAP PROVIDERS AND THE CASH MANAGEMENT BANKS, IN FORM AND SUBSTANCE SATISFACTORY TO THE ADMINISTRATIVE AGENT,  WHICH AMENDS THE DEFINITION OF “MAXIMUM REVOLVER PRINCIPAL AMOUNT” THEREIN TO CHANGE THE REFERENCE TO “$800,000,000” TO “$1,000,000,000” AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH AMENDMENT.  THE ADMINISTRATIVE AGENT AGREES TO DELIVER A COPY OF SUCH AMENDMENT TO THE LENDERS UPON EXECUTION AND DELIVERY THEREOF.

(d)           THE PROVISIONS OF THIS SECTION 10.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL THE TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(e)           Administrative Agent shall notify the Lenders of any amendment, modification or waiver of the Intercreditor Agreement.

10.19      Release of Liens on Term Priority Collateral.  In the event that all Liens on the Revolver Priority Collateral securing the Term Loan and Note Indebtedness shall have been released and the holders of any Refinancing Indebtedness in respect of such Term Loan and Note Indebtedness shall not have been granted Liens on any of the Revolver Priority Collateral, the Administrative Agent, on behalf of the Lender Secured Parties, shall release any Lien held by or for the benefit of the Administrative Agent or any Lender under any Loan Document on the Term Priority Collateral.

10.20      Ratification of Loan Documents.  The Borrower hereby ratifies and affirms its obligations under the Loan Documents (as amended, restated or otherwise modified on the Closing Date), each of which (as amended, restated or otherwise modified on the Closing Date) shall continue in full force and effect.

10.21      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.  THIS AGREEMENT AMENDS, RESTATES AND REPLACES THE EXISTING REVOLVING CREDIT AGREEMENT IN ITS ENTIRETY.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WESTERN REFINING, INC., a Delaware corporation

By:	/s/ Jeffrey S. Beyersdorfer
	Name:	Jeffrey S. Beyersdorfer
	Title:	Sr. VP-Treasurer, Director ofInvestor Relations, andAssistant Secretary

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ H. Michael Wills
	Name:	H. Michael Wills
	Title:	Senior Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender, and a Lender

By:	/s/ H. Michael Wills
	Name:	H. Michael Wills
	Title:	Senior Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Reza Sabahi
	Name:	Reza Sabahi
	Title:	Authorized Signatory

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

COMERICA BANK, as a Lender

By:	/s/ Ventoba Terry
	Name:	Ventoba Terry
	Title:	Corporate Banking Officer

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Director

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Mark Mellana
	Name:	Mark Mellana
	Title:	Authorized Signatory

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan Parker
	Name:	Jonathan Parker
	Title:	Officer

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

REGIONS BANK, as a Lender

By:	/s/ Jon Eckhouse
	Name:	Jon Eckhouse
	Title:	Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Todd Vaubel
	Name:	Todd Vaubel
	Title:	Authorized Signatory

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

SUNTRUST BANK, as a Lender

By:	/s/ Christopher M. Waterstreet
	Name:	Christopher M. Waterstreet
	Title:	Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

RB INTERNATIONAL FINANCE (USA) LLC, as a Lender

By:	/s/ Shirley Ritch
	Name:	Shirley Ritch
	Title:	Vice President

By:	/s/ Astrid Maria Noebauer
	Name:	Astrid Noebauer
	Title:	Group Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel K. Hansen
	Name:	Daniel K. Hansen
	Title:	Vice President

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ David Gurghigian
	Name:	David Gurghigian
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Director

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

MACQUARIE BANK LIMITED, as a Lender

By:	/s/ Gary Vernon
	Name:	Gary Vernon
	Title:	Executive Director Macquarie Bank Limited

By:	/s Nathan Booker
	Name:	Nathan Booker
	Title:	Associate Director Legal Risk Management

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

SIEMENS FINANCIAL SERVICES INC., as a Lender

By:	/s/ Doug Maher
	Name:	Doug Maher
	Title:	Managing Director

By:	/s/ Kirk H. Edelman
	Name:	Kirk H. Edelman
	Title:	President and CEO Siemens Financial Services, Inc.

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

CIT BANK, as a Lender

By:	/s/ Benjamin Haslam
	Name:	Benjamin Haslam
	Title:	Authorized Signatory

Signature Page to Amended and Restated Revolving Credit Agreement
(Western Refining, Inc.)

EXHIBIT A-1
FORM OF LOAN NOTICE

Date:  _____________
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined in the Credit Agreement being used herein as therein defined), among Western Refining, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Lender.

The undersigned hereby requests (select one):

___ A Borrowing of _________ Loans [insert Base Rate Committed or Eurodollar Rate].
___ A conversion of ______________ Loans into __________________ Loans.
___ A continuation of Eurodollar Rate Loans.

1.           On ____________________________ (must be a Business Day).

2.           In the amount of $___________________.

3.           For Eurodollar Rate Loans:  with an Interest Period of ____ months.

BORROWER: WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A-1 – Page 1
Form of Loan Notice

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:  _____________
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined in the Credit Agreement being used herein as therein defined), among Western Refining, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and a Lender.

The undersigned hereby requests a Swing Line Borrowing:

1.           On ________________________(must be a Business Day).

2.           In the amount of $_______________________.

BORROWER: WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A-2 – Page 1
Form of Swing Line Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, WESTERN REFINING, INC., a Delaware corporation (“Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loans made by the Lender to the Borrower under that certain Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders.

The Borrower promises to pay interest on the unpaid principal amount of the Loans from the date of such Loans until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Administrative Agent’s Office in accordance with the terms of the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.  The Loans made by the Lender may be evidenced by a loan account or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of intent to accelerate, notice of acceleration, notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

- Signature Page to Follow -

Exhibit B – Page 1
Form of Note

BORROWER: WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit B – Page 2
Form of Note

EXHIBIT C-1

FORM OF ANNUAL/QUARTERLY COMPLIANCE CERTIFICATE
(Pursuant to Section 6.02(b) of the Credit Agreement)

Financial Statement Date:  _________________

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Western Refining, Inc., a Delaware corporation (the “Borrower”), the various financial institutions that are, or may from time to time become, parties thereto (each individually a “Lender”, and collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is a Responsible Officer of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered its year-end audited financial statements required by Section 6.01(a)(i) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered its unaudited financial statements required by Section 6.01(b)(i) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as of such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.           A review of the activities of the Borrower and its Restricted Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Restricted Subsidiaries performed and observed all their Obligations under the Loan Documents, and

[select one:]

Exhibit C-1 - Page 1
Form of Annual/Quarterly Compliance Certificate

[to the best knowledge of the undersigned, during such fiscal period the Borrower and its Restricted Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

or

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The representations and warranties of the Borrower contained in Article V of the Credit Agreement, and any representations and warranties of the Borrower and each other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b) of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           The financial covenant analyses and information set forth on Schedules 1, 2 and 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

6.           [Insert the following to the extent applicable:  Pursuant to Section 5(c) of the Security Agreement, the following information is hereby provided:  ____________].  To the best knowledge of the undersigned, the Borrower and each of its Subsidiaries are in compliance with their notice and reporting obligations under Section 5 of each Security Agreement to which they are parties [add if applicable: except as follows:  _________].

Remainder of Page Intentionally Blank
Signature Page to Follow

Exhibit C-1 - Page 2
Form of Annual/Quarterly Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ________, ____.

WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit C-1 – Page 3
Form of Annual/Quarterly Compliance Certificate

For the Quarter/Year ended __________ (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 – Consolidated Fixed Charge Coverage Ratio

	A	Consolidated EBITDA for twelve consecutive fiscal months ending on above date (“Subject Period”) for the Borrower and its Restricted Subsidiaries:
		1.	Consolidated Net Income for Subject Period:	$__________
		2.	Consolidated Interest Charges for Subject Period:	$__________
		3.	Provision for Federal, state, local and foreign income taxes for Subject Period:	$__________
		4.	Depreciation expenses for Subject Period:	$__________
		5.	Amortization expenses for Subject Period:	$__________
		6.	Non-cash compensation expenses and charges for Subject Period:	$__________
		7.	Non-cash charges for Yorktown Expenses for Subject Period:	$__________
		8.	Maintenance turnaround expenses for Subject Period:	$__________
		9.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$__________
		10.	Cash payments for Yorktown Expenses for charges taken in prior period:	$__________
		11.	Non-cash additions to Consolidated Net Income for Subject Period:	$__________
		12.	[Amount that would have been deducted in respect of Recharacterized Operating Leases:]1	$__________

1 In case of Operating Lease Recharacterization.

Note:	Additions to Consolidated Net Income are only to the extent deducted in the calculation thereof and without duplication.

Exhibit C-1 – Page 4
Form of Annual/Quarterly Compliance Certificate

	13.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10 – 11 – 12)	$__________
B.	Capital Expenditures except those financed with borrowed money other than Loans:		$__________
C.	Maintenance turnaround expenses:		$__________
D.	Cash taxes paid (which cash taxes may not be less than zero):		$__________
E.	Consolidated Fixed Charges for Subject Period:
1.
Consolidated Interest Charges for Subject Period (other than (a) transaction costs consisting of upfront fees, charges and related expenses incurred in connection with the negotiation and closing of the Credit Agreement; (b) transaction costs consisting of upfront fees, charges and related expenses paid at the time and out of the proceeds of the closing to which they relate; (c) transaction costs consisting of upfront fees, charges, and related expenses paid after closing up to $10,000,000 during term of Credit Agreement and (d) interest charges not payable in cash, including payment-in-kind interest and original issue discount):
$__________
2.
Principal payments in respect of Indebtedness  (other than obligations under Swap Contracts) due and payable during Subject Period (including cash principal payments to holders of Convertible Senior Notes at maturity and cash payments in connection with settlement of conversion rights in respect of Convertible Senior Notes in an amount equal to the principal amount of the Convertible Senior Notes in respect of which conversion rights were exercised) other than (x) payments of principal of revolving loans not accompanied by a permanent reduction of commitments and (y) repayment of principal of Indebtedness made with the proceedings of refinancings permitted by Section 7.03 of the Credit Agreement):
$__________
3.	With respect to debt securities convertible or exchangeable into shares of common stock, payments made in cash in lieu of fractional shares upon the conversion of any such debt securities:	$__________
4.	Restricted Payments paid (whether in cash or other property, other than common stock):	$__________
5.	Consolidated Fixed Charges (Lines I.E.1 + 2 + 3 + 4)	$__________

Exhibit C-1 – Page 5
Form of Annual/Quarterly Compliance Certificate

F.	Consolidated Fixed Charge Coverage Ratio ((Line I.A.13 – Line I.B – Line I.C – Line I.D) ÷ Line I.E.5):	$__________
Minimum required when Excess Availability is less than the greater of (i) 12.5% of the Borrowing Base or (ii) $50,000,000:		1.00 to 1.00

In compliance	[Yes/No] [N/A]

Exhibit C-1 – Page 6
Form of Annual/Quarterly Compliance Certificate

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(for Consolidated Fixed Charge Coverage Ratio in accordance with the definition of Consolidated EBITDA as set forth in the Credit Agreement)

Consolidated EBITDA	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ non-cash compensation expenses and charges
+ non-cash Yorktown Expenses

Exhibit C-1 – Page 7
Form of Annual/Quarterly Compliance Certificate

Consolidated EBITDA	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Twelve Months Ended
+ Maintenance turnaround expenses
+ non-recurring non-cash expenses
- cash payments for Yorktown Expenses for charges taken in prior period
- non-cash income
[- amount deducted for Recharacterized Operating Leases]
= Consolidated EBITDA

Exhibit C-1 – Page 8
Form of Annual/Quarterly Compliance Certificate

For the Quarter/Year ended __________ (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

Certain Negative Covenants
(in accordance with the applicable sections
of the Credit Agreement)

I.	A.	Maximum cash and cash equivalents subject to Liens under Section 7.01(k):		$125,000
	B.	Aggregate cash and cash equivalents subject to Liens described in Section 7.01(k) at Statement Date:		$_____
	C.	In compliance	[Yes/No]
II.	A.	Maximum aggregate Indebtedness secured by Liens under Section 7.01(n):		$25,000
	B.	Aggregate Indebtedness secured by Liens described in Section 7.01(n) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
III.	A.	Maximum aggregate obligations secured by Liens under Section 7.01(p):		$100,000
	B.	Aggregate obligations secured by Liens described in Section 7.01(p) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
IV.	A.	Maximum aggregate Indebtedness and other obligations secured by Liens under Section 7.01(t):		$10,000
	B.	Aggregate Indebtedness and other obligations secured by Liens described in Section 7.01(t) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
V.	A.	Maximum aggregate advances under Section 7.02(b):		$3,000
	B.	Aggregate advances described in Section 7.02(b) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
VI.	A.	Maximum aggregate Investments per fiscal year under Section 7.02(f) + carryforward unused amounts from prior fiscal years:		$20,000 + [______]2
	B.	Aggregate Investments described in Section 7.02(f) for the current fiscal year at the Statement Date:		$_____
	C.	In compliance	[Yes/No]

2 Insert aggregate unused amount carried forward from prior years, as set forth on an accompanying worksheet.

Exhibit C-1 – Page 9
Form of Annual/Quarterly Compliance Certificate

VII.	A.	Maximum aggregate Investments for the term of the Credit Agreement under Section 7.02(f):		$80,000
	B.	Aggregate Investments described in Section 7.02(f) for the term of the Credit Agreement at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
VIII.	A.	Maximum aggregate Investments under Section 7.02(i):		$25,000
	B.	Aggregate Investments described in Section 7.02(i) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
IX.	A.	Maximum aggregate Investments for the term of the Credit Agreement under Section 7.02(k):		$15,000
	B.	Aggregate Investments described in Section 7.02(k) for the term of the Credit Agreement at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
X.	A.	Maximum aggregate Term Loan and Note Indebtedness:		$1,045,056, 875
	B.	Outstanding Indebtedness under Term Loan and Note Documents as of Statement Date:		$_____
	C.	Refinancing Indebtedness described in Section 7.03(b):		$_____
	D.	Total Indebtedness described in Section 7.03(b) = X.B + X.C:		$_____
	E.	In compliance	[Yes/No]
XI.	A.	Maximum aggregate Indebtedness under Section 7.03(e):		$100,000
	B.	Aggregate Indebtedness described in Section 7.03(e) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]]
XII.	A.	A.Maximum aggregate unsecured Indebtedness under Section 7.03(h):		$600,000
	B.	Aggregate unsecured Indebtedness described in Section 7.03(h) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
XIII.	A.	Maximum aggregate unsecured Indebtedness under Section 7.03(h) which may have a maturity date or scheduled principal payments earlier than 90 days after the Maturity Date:		$100,000
	B.	Aggregate unsecured Indebtedness described in Section 7.03(h) at the Statement Date which has a maturity date or scheduled principal payments earlier than 90 days after the Maturity Date:		$_____
	C.	In compliance	[Yes/No]

Exhibit C-1 – Page 10
Form of Annual/Quarterly Compliance Certificate

XIV.	A.	A.Maximum aggregate Indebtedness under Section 7.03(i):		$[215,450]
	B.	Aggregate Indebtedness described in Section 7.03(i) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
XV.	A.	Maximum aggregate Indebtedness under Section 7.03(j):		$25,000
	B.	Aggregate Indebtedness described Section 7.03(j) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
XVI.	A.	Maximum aggregate Indebtedness under Section 7.03(l):		$15,000
	B.	Aggregate Indebtedness described in Section 7.03(l) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
XVII.	A.	Maximum aggregate Indebtedness under Section 7.03(m)(i):		$100,000
	B.	Aggregate Indebtedness described in Section 7.03(m)(i) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
XVIII.	A.	Maximum aggregate Indebtedness under Section 7.03(n):		$25,000
	B.	Aggregate Indebtedness described in Section 7.03(n) at the Statement Date:		$_____
	B.	In compliance	[Yes/No]
XIX.	A.	Maximum aggregate market value of transferred assets that do not constitute Qualifying Assets for the term of the Credit Agreement under Section 7.05(a)(vii):		$10,000
	B.	Aggregate market value of transferred assets that do not constitute Qualifying Assets for the term of the Credit Agreement described in Section 7.05(a)(vii) at the Statement Date:		$_____
	C.	In compliance	[Yes/No]
XX.	A.	Maximum aggregate Restricted Payments per fiscal year under Section 7.06(a):		$5,000
	B.	Aggregate Restricted Payments described in Section 7.06(a) for the current fiscal year at the Statement Date:		$_____
	C.	In compliance	[Yes/No]

Exhibit C-1 – Page 11
Form of Annual/Quarterly Compliance Certificate

EXHIBIT C-2

FORM OF MONTHLY COMPLIANCE CERTIFICATE
(Pursuant to Section 6.02(b) of the Credit Agreement)

For the Month Ended: ______________ (the “Month-End Date”)

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Western Refining, Inc., a Delaware corporation (the “Borrower”), the various financial institutions that are, or may from time to time become, parties thereto (each individually a “Lender”, and collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is a Responsible Officer of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

1.           Attached is the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the Month-End Date set forth above and the related consolidated statements of income or operations for such month, and related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year for such statement of income or operations, the corresponding portions of the previous fiscal year for such statement of income or operations, and cash flows and the balance sheet as at the end of the previous fiscal year, all in reasonable detail.  Such financial statements fairly present the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP for such month and for such period, subject to normal year-end audit adjustments and the absence of footnotes.

2.           To the best knowledge of the undersigned, no Default has occurred and is continuing as of the date of this Certificate.

OR

2.           To the best knowledge of the undersigned, no Default has occurred and is continuing as of the date of this Certificate except as follows:  ______________________________.

3.           Attached hereto is a calculation of the Consolidated Fixed Charge Coverage Ratio as of the Month-End Date.

Remainder of Page Intentionally Blank
Signature Page to Follow

Exhibit C-2 - Page 1
Form of Monthly Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on __________, ____.

WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit C-2 - Page 2
Form of Monthly Compliance Certificate

For the Month ended __________ (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 – Consolidated Fixed Charge Coverage Ratio
	A.	Consolidated EBITDA for twelve consecutive fiscal months ending on above date (“Subject Period”) for the Borrower and its Restricted Subsidiaries:
		1.	Consolidated Net Income for Subject Period:	$________
		2.	Consolidated Interest Charges for Subject Period:	$________
		3.	Provision for Federal, state, local and foreign income taxes for Subject Period:	$________
		4.	Depreciation expenses for Subject Period:	$________
		5.	Amortization expenses for Subject Period:	$________
		6.	Non-cash compensation expenses and charges for Subject Period:	$________
		7.	Non-cash charges for Yorktown Expenses for Subject Period:	$________
		8.	Maintenance turnaround expenses for Subject Period:	$________
		9.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$________
		10.	Cash payments for Yorktown Expenses for charges taken in prior period:	$________
		11.	Non-cash additions to Consolidated Net Income for Subject Period:	$________
		12.	[Amount that would have been deducted in respect of Recharacterized Operating Leases:]1	$________
		13.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10 – 11 – 12)	$________

1 In case of Operating Lease Recharacterization.

Note:	Additions to Consolidated Net Income are only to the extent deducted in the calculation thereof and without duplication.

Exhibit C-2 - Page 3
Form of Monthly Compliance Certificate

B.	Capital Expenditures except those financed with borrowed money other than Loans:		$________
C.	Maintenance turnaround expenses:		$________
D.	Cash taxes paid (which cash taxes may not be less than zero):		$________
E.	Consolidated Fixed Charges for Subject Period:
1.
Consolidated Interest Charges for Subject Period (other than (a) transaction costs consisting of upfront fees, charges and related expenses incurred in connection with the negotiation and closing of the Credit Agreement; (b) transaction costs consisting of  upfront fees, charges and related expenses paid at the time and out of the proceeds of the closing to which they relate; (c) transaction costs consisting of upfront fees, charges, and related expenses paid after closing up to $10,000,000 during term of Credit Agreement and (d) interest charges not payable in cash, including payment-in-kind interest and original issue discount):
$________
2.
Principal payments in respect of Indebtedness (other than obligations under Swap Contracts) due and payable during Subject Period (including cash principal payments to holders of Convertible Senior Notes at maturity and cash payments in connection with settlement of conversion rights in respect of Convertible Senior Notes in an amount equal to the principal amount of the Convertible Senior Notes in respect of which conversion rights were exercised) other than (x) payments of principal of revolving loans not accompanied by a permanent reduction of commitments and (y) repayment of principal of Indebtedness made with the proceedings of refinancings permitted by Section 7.03 of the Credit Agreement):
$________
	3.	With respect to debt securities convertible or exchangeable into shares of common stock, payments made in cash in lieu of fractional shares upon the conversion of any such debt securities:	$________
	4.	Restricted Payments paid (whether in cash or other property, other than common stock):	$________
	5.	Consolidated Fixed Charges (Lines I.E.1 + 2 + 3 + 4)	$________
F.	Consolidated Fixed Charge Coverage Ratio ((Line I.A.13 – Line I.B – Line I.C – Line I.D) ÷ Line I.E.5):		$________

Exhibit C-2 - Page 4
Form of Monthly Compliance Certificate

Minimum required when Excess Availability is less than the greater of (i) 12.5% of the Borrowing Base or (ii) $50,000,000:	1.00 to 1.00
In compliance	[Yes/No] [N/A]

Exhibit C-2 - Page 5
Form of Monthly Compliance Certificate

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(for Consolidated Fixed Charge Coverage Ratio in accordance with the definition of Consolidated EBITDA as set forth in the Credit Agreement)

Consolidated EBITDA	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ non-cash compensation expenses and charges

Exhibit C-2 - Page 6
Form of Monthly Compliance Certificate

Consolidated EBITDA	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Twelve Months Ended
+ non-cash Yorktown Expenses
+ Maintenance turnaround expenses
+ non-recurring non-cash expenses
- cash payments for Yorktown Expenses for charges taken in prior period
- non-cash income
[- amount deducted for Recharacterized Operating Leases]

Exhibit C-2 - Page 7
Form of Monthly Compliance Certificate

Consolidated EBITDA	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Month Ended	Twelve Months Ended
= Consolidated EBITDA

Exhibit C-2 - Page 8
Form of Monthly Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the credit facility identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3  Select as appropriate.
4  Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D – Page 1
Form of Assignment and Assumption

1.	Assignor:	______________________________

2.	Assignee:	______________________________ [for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower:	Western Refining, Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Western Refining, Inc., as the Borrower, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.	Assigned Interest:

Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment/Loans for all Lenders7	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans8	CUSIP Number
		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

[7.	Trade Date:	__________________]9

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

5  List each Assignor, as appropriate.
6  List each Assignee, as appropriate.
7  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D – Page 2
Form of Assignment and Assumption

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to:

BANK OF AMERICA, N.A., as L/C Issuer and as Swing Line Lender

By:
Name:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]11

WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

10  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
11  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit D – Page 3
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.             Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.             Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Exhibit D – Page 4
Form of Assignment and Assumption
Annex 1 to Assignment and Assumption

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D – Page 5
Form of Assignment and Assumption
Annex 1 to Assignment and Assumption

EXHIBIT E-1

FORM OF BORROWING BASE REPORT
	BANK OF AMERICA, N.A. CONSOLIDATED CERTIFICATE	DATE:	BANK USE ONLY ACTIVITY
ACCOUNTS RECEIVABLE
1.	BEGINNING BALANCE LINE 6 LAST REPORT
2.	PLUS SALES AS OF ____________________
3.	LESS CREDITS AS OF __________________
4.	LESS GROSS COLLECTIONS AS OF ______
5.	ADJUSTMENTS
6.	ENDING BALANCE
7.	ACCOUNTS RECEIVABLE AGING BALANCE
LESS: INELIGIBLE
	ELIGIBLE	85%
8.	TOTAL ACCOUNTS RECEIVABLE AVAILABILITY

PERPETUAL INVENTORY
9.	REFINERY HYDROCARBON INVENTORY (non-service stations and cardlocks)
10.	LESS: INELIGIBLE
11.	ELIGIBLE	80%

12.	REFINERY HYDROCARBON INVENTORY (service stations and cardlocks)
13.	LESS: INELIGIBLE
14.	ELIGIBLE (Borrowing Base component may not exceed $10,000,000)	80%

15.	LUBRICANTS
16.	LESS: INELIGIBLE
17.	ELIGIBLE: lesser of
(1) 65% of the lower of cost or market value and
(2) $10,000,000, provided, upon receipt of a satisfactory appraisal this clause (2) shall be 85% of appraised NOLV

18.	IN-TRANSIT CRUDE OIL
19.	LESS: INELIGIBLE
20.	ELIGIBLE	80%
21.	TOTAL INVENTORY

LETTERS OF CREDIT
22.	LETTERS OF CREDIT AVAILABLE TO DRAW (in connection with purchase of crude oil)
23.	LESS: AMOUNTS PAYABLE TO SUPPLIERS THAT CAN BE DRAWN
24.	ELIGIBLE (Borrowing Base component may not exceed $75,000,000)	80%
EXCHANGE AGREEMENTS
25.	EXCHANGE AGREEMENT POSITIVE BALANCE
26.	LESS: INELIGIBLE
27.	ELIGIBLE (Borrowing Base component may not exceed $10,000,000)	80%

28.	CASH COLLATERAL HELD IN SEGREGATED/RESTRICTED ACCOUNT (OPTIONAL)	100%

AVAILABILITY RESERVES
29.	INVENTORY RESERVE
30.	RENT AND CHARGES RESERVE (include an initial amount of $7,000,000 for the Colonial Pipeline)
31.	STATE EXCISE TAX RESERVE
32.	BANK PRODUCT RESERVE
33.	DEBT SECURED BY LIENS SENIOR TO ADMINISTRATIVE AGENT’S LIENS
34.	FIRST PURCHASER RESERVES
35.	TERM DEBT RESERVE
36.	ADDITIONAL RESERVES REQUIRED BY ADMINISTRATIVE AGENT
37.	TOTAL AVAILABILITY RESERVES

Exhibit E-1 – Page 1
Form of Borrowing Base Report

38.	TOTAL A/R, INVENTORY, L/Cs AVAILABLE, EXCHANGE AGREEMENT POSITIVE BALANCE AND CASH COLLATERAL
39.	LESS AVAILABILITY RESERVES
40.	TOTAL BORROWING BASE FORMULA AMOUNT
41.	AGGREGATE COMMITMENTS
42.	INDENTURE CAP (Maximum aggregate amount of indebtedness under the Credit Agreement and other Credit Facilities that is permitted to be incurred under the Senior Secured Note Indenture).	_________________
43.	BORROWING BASE AMOUNT (least of Borrowing Base Formula Amount (LINE 40), Aggregate Commitments (LINE 41) and Indenture Cap (LINE 42)
LOAN ACTIVITY
44.	BALANCE AS SHOWN ON LAST REPORT (LINE 51)
45.	LESS: REMITTANCES
46.	PLUS: LOANS ADVANCED
47.	PLUS: WIRE CHARGE
48.	PLUS: FEES
49.	PLUS: INTEREST
50.	ADJUSTMENTS
51.	OUTSTANDING LOAN BALANCE
EXCESS AVAILABILITY
52.	CALCULATED BORROWING BASE AMOUNT (LINE 43)
53.	LESS: OUTSTANDING LOAN BALANCE (LINE 51)
54.	LESS: LETTERS OF CREDIT
55.	NET AVAILABLE

THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THE INFORMATION SET FORTH ABOVE IS TRUE AND COMPLETE.  THE UNDERSIGNED FURTHER REPRESENTS AND WARRANTS THAT ALL ELIGIBLE REFINERY HYDROCARBON INVENTORY COVERED BY THIS CERTIFICATE HAS BEEN PRODUCED IN COMPLIANCE WITH ALL APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, THE MINIMUM WAGE AND OVERTIME REQUIREMENT OF THE FAIR LABOR STANDARDS ACT OF 1938, AS AMENDED.

BORROWER: WESTERN REFINING, INC.

AUTHORIZED SIGNATURE:
Name:
Title:

RECEIVED BY:

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., AS ADMINISTRATIVE

By:
Title:

Exhibit E-1 – Page 2
Form of Borrowing Base Report

EXHIBIT E-2

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE (SECURED CHARGES)

Date:  ______________ (the “Certificate Date”)

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit Agreement dated as of September [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), the terms defined therein being used herein as therein defined, among Western Refining, Inc., a Delaware corporation (the “Borrower”), the various financial institutions that are, or may from time to time become, parties thereto (each individually a “Lender”, and collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).

As used herein, “Facility Operator” means the owner or operator of a storage facility, pipeline or other location where Borrowing Base Assets are located; “Storage, Transportation & Related Charges” shall mean all storage, transportation and similar amounts owed by any Loan Party to any Facility Operator; “Other Charges” shall mean all other obligations, charges or liabilities of any kind owed by any Loan Party to any Facility Operator.

The undersigned Responsible Officer hereby certifies as of the Certificate Date that he/she is a Responsible Officer of the Borrower, and that, as such, he/she is authorized to execute and deliver this certificate to the Administrative Agent on behalf of the Borrower, and to the best knowledge of the undersigned that:

1.
Column 1 of the attached Schedule I contains an accurate description of each location where Borrowing Base Assets are located which is owned or operated by a Person other than a Loan Party (each, an “Inventory Location”).

2.
Column 2 of the attached Schedule I indicates, for each Inventory Location, the amount of Storage, Transportation & Related Charges that are now past due.  The total for all Inventory Locations is $ _________ (Insert total from Column 2 of the attached Schedule I).

3.
Column 3 of the attached Schedule I indicates, for each Inventory Location, whether a bailee/landlord agreement has been executed and delivered with respect to such Inventory Location and if so, whether the Facility Operator has provided to the Administrative Agent in such bailee/landlord agreement an agreement expressly subordinating all of its Liens  (a “full subordination”) or some of its Liens (a “partial subordination”) which such Facility Operator may now or hereafter have against any Borrowing Base Assets, or whether such Facility Operator does not subordinate any of its Liens (“no subordination”).

4.
Column 4 of the attached Schedule I indicates, for each Inventory Location for which a “partial subordination” has been provided, whether the applicable subordination agreement contains a limit on the maximum amount of unsubordinated changes and if yes, the amount of such limit.

5.	Column 5 of the attached Schedule I indicates, for each Inventory Location, whether the Borrower has provided to the Administrative Agent a copy of the current storage, pipeline, or

Exhibit E-2 – Page 1
Form of Responsible Officer’s Certificate (Secured Charges)

other agreement between the applicable Loan Party and the applicable Facility Operator, together with all amendments thereto.

Exhibit E-2 – Page 2
Form of Responsible Officer’s Certificate (Secured Charges)

IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________, ____.

BORROWER: WESTERN REFINING, INC., a Delaware corporation

By:
Name:
Title:

Exhibit E-2 – Page 3
Form of Responsible Officer’s Certificate (Secured Charges)

Schedule I

Secured Charges

1 Description of Inventory Location	2 Storage, Transportation & Related Charges: Amount Past Due as of the Certificate Date15
3
Subordination Agreement:  Has Facility Operator provided to Admin. Agent a bailee/landlord agreement? If so, does the bailee/landlord agreement contain a lien subordination agreement? –Indicate one of the following:
Bailee Agreement/Full Subordination; OR
Bailee Agreement/Partial Subordination; OR
 Bailee Agreement/No Subordination; OR
 No Bailee Agreement

4
Cap on Unsubordinated Charges?:  If Col. 3 indicates “Bailee Agreement/Partial Subordination”, indicate one of the following:
the lien subordination agreement limits unsubordinated charges to[$____] [or 3 months’ rent]16;   OR
the lien subordination agreement does not limit the amount of unsubordinated charges
5 Copy of Current Agreement: Has a copy of current storage/pipeline/ other applicable agreement & all amendments been delivered to Admin. Agent? [Yes/No]

TOTAL $___________

15  Specify the period for which the past due amounts are owed (e.g. “$10,000 representing 2 months of accrued storage charges for November 2010 and December 2010”).
16  For example, insert “rental and storage charges for 3 months” or insert specific dollar amount ($___) if there is a maximum dollar amount specified in the applicable bailee/landlord agreement.

Exhibit E-2 – Page 4
Form of Responsible Officer’s Certificate (Secured Charges)